UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Unit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIT CORPORATION

NOTICE OF THE ANNUAL MEETING OF OUR STOCKHOLDERS

AND

PROXY STATEMENT

Meeting Date	Wednesday, May 4, 2011

Meeting Time	11:00 a.m., Central Time

Meeting Place	Tulsa Room -Ninth Floor
Bank of Oklahoma Tower
One Williams Center
Tulsa, Oklahoma

Dear Stockholder:

On behalf of the board of directors and management, it is my pleasure to invite you to our Annual Meeting of Stockholders to be held on Wednesday, May 4, 2011 at 11:00 a.m., Central Time. The meeting will be held in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma.

By attending the meeting you will have an opportunity to hear a report on our operations and to meet our directors and officers. There will also be time for questions.

Information about the meeting, including the various matters on which you will act, may be found in the attached Notice of Annual Meeting of Stockholders and proxy statement.

We hope that you will be able to attend the annual meeting. However, whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote your shares using one of the methods available to you.

On a personal note, I want to extend on behalf of the board our gratitude and thanks to Mr. King Kirchner for his 48 years of dedication and service to the company. With the expiration of his term as a director at the upcoming meeting, King will not be standing for re-election, but instead will be assuming the status of a director emeritus. At this meeting, we have two new nominees standing for election as directors. We believe that both of these individuals are well qualified to serve as directors and look forward to their contributions to the board and the company.

If you have any further questions concerning the annual meeting or any of the proposals, please contact our investor relations department at (918) 493-7700. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company (AST) at:

Toll Free Number: (800) 710-0929

Foreign Stockholders: (718) 921-8283

Web Site Address: www.amstock.com

AST Customer Service Representatives are also available through AST’s “Live Help” Internet service weekdays from 9:00 a.m. - 5:00 p.m., Eastern Time.

I look forward to your participation and thank you for your continued support.

Dated this 21st day of March, 2011.

Sincerely,

John G. Nikkel

Chairman of the Board

7130 S. Lewis Ave., Suite 1000, Tulsa, OK 74136  —  PO Box 702500, Tulsa, OK 74170-2500

Phone:  (918) 493-7700  —  Fax: (918) 493-7711

UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m., Central Time, on Wednesday, May 4, 2011

Place	Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma

Items of Business	• elect J. Michael Adcock, Steven B. Hildebrand, Larry C. Payne, and G. Bailey Peyton, the four directors named in the proxy, for a three-year term expiring in 2014 (Item No. 1 on the proxy card);

• cast a non-binding advisory vote on executive compensation (“say-on-pay vote”) (Item No. 2 on the proxy card);

• cast a non-binding advisory vote on the frequency of future say-on-pay votes (Item No. 3 on the proxy card);

• ratify the selection of PricewaterhouseCoopers LLP, Tulsa, Oklahoma, as our independent registered public accounting firm for our fiscal year 2011 (Item No. 4 on the proxy card); and

• transact any other business that properly comes before the meeting or any adjournment(s) of the meeting.

Record Date	March 7, 2011

Voting Options

Most stockholders have four options for submitting their vote:

•      via the Internet at http://www.voteproxy.com,

•      by phone (please see your proxy card for instructions),

•      by mail, using the paper proxy card, and

•      in person at the meeting.

Date of this Notice	March 21, 2011

By Order of the Board of Directors,

Mark E. Schell

Senior Vice President,

Secretary and General Counsel

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2011

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by the board of directors for the 2011 Annual Meeting of Stockholders. Mailing of this proxy statement will commence on or about March 21, 2011.

(i)

(ii)

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:	The board of directors of Unit Corporation, a Delaware corporation, is providing these proxy materials to you in connection with our annual meeting of stockholders. The meeting will take place on May 4, 2011. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	this Notice of the Annual Meeting of our Stockholders and Proxy Statement (the “proxy statement”); and

•	our Annual Report for the year ended December 31, 2010 (the “annual report”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the annual meeting.

Q:	Who can vote?

A:	You can vote if you were a stockholder at the close of business on the record date, March 7, 2011. On that date, there were 47,995,522 shares outstanding and entitled to vote at the meeting.

Q:	What information is contained in this proxy statement?

A:	The information included relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and certain executive officers, and certain other required information.

Q:	What is an “NEO?”

A:	An NEO is one of the “named executive officers” we provide compensation information about in this proxy statement. For purposes of this proxy statement, our NEOs are:

•	Larry D. Pinkston, our CEO and President;

•	Mark E. Schell, our Senior Vice President, General Counsel and Secretary;

•	David T. Merrill, our Chief Financial Officer and Treasurer;
•	John Cromling, the Executive Vice President of Unit Drilling Company; and

•	Bradford J. Guidry, the Executive Vice President of Unit Petroleum Company.

Q:	Can I access the proxy material on the Internet?

A:	Yes. We place the proxy material on our web site at www.unitcorp.com.

Q:	How may I obtain the company’s 10-K?

A:	You may go to our website, www.unitcorp.com, and download and print a copy of our Form 10-K or you can have one mailed to you at no charge by submitting a request for one to:

Unit Corporation

Attn: Investor Relations

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

(918) 493-7700

www.unitcorp.com

We will also furnish any exhibit to the 2010 Form 10-K if specifically requested.

Q:	Who can attend the meeting?

A:	All stockholders can attend.

Q:	What am I voting on?

A:	You are voting on:

•	the election of J. Michael Adcock, Steven B. Hildebrand, Larry C. Payne, and G. Bailey Peyton to the board of directors for terms that expire in 2014;

•	a non-binding advisory vote on executive compensation as disclosed in this proxy statement (“say-on-pay vote”);

•	a non-binding advisory vote on the frequency of future say-on-pay votes; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

Q:	How do I cast my vote?

A:	If you hold your shares as a stockholder of record, you can vote in person at the meeting or you can vote by mail, telephone or the Internet.

If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for voting by mail, by telephone, or over the Internet. The proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the board.

Q:	How does the board recommend I vote on the proposals?

A:	The board recommends you vote “FOR” each of Items No. 1, 2 and 4, and “ONE YEAR” for Item No. 3.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the meeting to our corporate secretary stating that you are revoking your proxy; or

•	attending the meeting and voting your shares in person.

Q:	Who will count the vote?

A:	American Stock Transfer & Trust Company, our transfer agent, will count the vote. A representative of American Stock Transfer & Trust Company will also act as the inspector of election.

Q:	How many votes must be present to hold the annual meeting?

A:	In order to conduct business and have a valid vote at the meeting a quorum must be present in person or represented by proxies. A quorum is defined as at least a majority of the shares outstanding on the record date and entitled to vote. In accordance with our amended and restated bylaws and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.
Q:	What are broker “non-votes?”

A:	Broker “non-votes” occur when a broker is not permitted to vote shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of various national and regional securities exchanges. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, the broker may generally vote on routine matters but cannot vote on non-routine matters. This means that if you do not provide voting instructions to your broker for the non-routine items on our agenda, your broker will inform the inspector of elections that it does not have the authority to vote your shares with respect to those matters. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Item No. 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item No. 4.

The election of directors (Item No. 1), the advisory vote on executive compensation (Item No. 2), and the advisory vote on the frequency of the advisory vote on executive compensation (Item No. 3) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Item Nos. 1, 2 and 3.

Q:	How many votes are required to approve the proposals?

A:	Directors will be elected by a plurality of the votes cast. This means that the four nominees with the greatest number of “FOR” votes will be elected as directors. Votes withheld will have no effect on the election of directors. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of the director elections.

Approval of Item No. 2 and Item No. 4 both require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions on these matters will be treated as votes against the proposal. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of the proposals.

The frequency option (one, two, or three years) selected by the greatest number of shares represented in person or by proxy at the meeting and entitled to vote on the proposal will determine the voting outcome for Item No. 3. Abstentions and broker “non-votes” will have no effect on the outcome of the vote on Item No. 3.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address. However, the proxy card does not include shares held for participants in our 401(k) plan. Instead, those participants will receive from the plan trustee separate voting instruction cards covering these shares. If voting instructions are not received from participants in the plan, the plan trustee will vote the shares in the same proportion as the votes that were cast by participants.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:	How many votes can I cast?

A:	On each matter, including each director position, you are entitled to one vote per share.

Q:	What happens if additional matters are presented at the meeting?

A:	Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted on at the meeting. If you grant a proxy, the persons named as proxyholders, Larry D. Pinkston and Mark E. Schell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, one or more of the board’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for that candidate or candidates as may be nominated by the board on the recommendation of the nominating and governance committee.

Q:	Where can I find the voting results of the annual meeting?

A:	The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	Stockholder proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 22, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Unit Corporation

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

Fax: (918) 496-6302

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

•	not earlier than the close of business on January 5, 2012; and

•	not later than the close of business on February 4, 2012.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the previous year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.

Nomination of director candidates. You may propose director candidates for consideration by the board’s nominating and governance committee. Any recommendations should include the nominee’s name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company’s books, and of the beneficial owner, if any, on behalf of who the nomination or proposal is made, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder (and such beneficial owner, if any), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the January 5, 2012 through February 4, 2012 time period described above.

Copy of bylaw provisions. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website at http://www.unitcorp.com.

Q:	How is this proxy solicitation being conducted?

A:	We have hired Alliance Advisors, LLC, Bloomfield, New Jersey, as proxy solicitor to assist in the distribution of proxy materials and solicitation of votes. We will pay Alliance Advisors a fee of $6,500, plus reasonable out-of-pocket expenses incurred in connection with their proxy solicitation activities on our behalf. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Some of our employees may also solicit proxies. Alliance Advisors or our employees may solicit proxies in person, by telephone and by mail. None of our employees will receive special compensation for these services, which the employees will perform as part of their regular duties.

Q:	What is the company’s fiscal year?

A:

The company’s fiscal year is the calendar year period that ends on the 31st of December. Unless otherwise stated, all information presented in this proxy statement is based on the company’s fiscal year.

Q:	How can I obtain the company’s corporate governance information?

A:	Our Internet website is located at www.unitcorp.com. You may also enter www.unitcorp.com/corpgov.html for a direct link to the following information:

•	Our bylaws;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Auditing Complaint Procedures;

•	Policy and Procedures with respect to Related Person Transactions; and

•	Director Independence guidelines.

Our corporate governance webpage also has a link for reporting on any accounting, internal controls, or auditing matters that pertain to us.

CORPORATE GOVERNANCE AND BOARD MATTERS

GENERAL GOVERNANCE INFORMATION

We are committed to having sound corporate governance principles. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at http://www.unitcorp.com/corpgov.html and copies of these documents may also be obtained from our corporate secretary. These provisions apply to our employees, including our principal executive officer, principal financial officer, and principal accounting officer. We will post any amendments or waivers to our Code of Business Conduct and Ethics (to the extent applicable to our CEO, principal financial officer, or principal accounting officer) on our website.

Each year, our directors and executive officers are asked to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Our CEO and general counsel are charged with resolving any conflict of interests not otherwise resolved under one of our other policies.

DIRECTOR INDEPENDENCE CRITERIA

Our board has defined an independent director as a director who the board has determined has no material relationship with the company, either directly, or as a partner, stockholder, or executive officer of an organization that has a relationship with the company. A relationship is “material” if, in the judgment of the board, the relationship would interfere with the director’s independent judgment. Based on the materiality guidelines adopted by the board, a director is not independent if:

•

the director, or the director’s immediate family member received as direct compensation any payment from the company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with the company, except that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered in determining independence;

•

the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which the company made, or from which the company received for property or services (other than those arising solely from investments in the company’s securities), payments in excess of the greater of $1 million or 2% of that company’s consolidated gross revenues in any of the last three fiscal years; or

•

the director serves as an executive officer of any tax exempt organization which received contributions from the company in any of the preceding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of that tax exempt organization’s consolidated gross revenues.

Any person who, or whose immediate family member(s), has within the last three years had any of the following relationships with the company does not qualify as an independent director.

•	Former employees. No director will be independent if he or she is currently, or was at any time within the last three years, an employee of the company.

•

Interlocking directorships. No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•

Former executive officers of company. No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of the company.

•

Former auditor. No director will be independent if (i) he or she or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm; and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on the company’s audit within that time.

Additional requirements for audit committee members.  A director is not considered independent for purposes of serving on the audit committee, and may not serve on the audit committee, if the director:

•

receives directly or indirectly any consulting, advisory, or compensatory fee from the company, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service); or

•

is an affiliated person of the company or its subsidiaries, as determined in accordance with SEC regulations. In this regard, audit committee members are prohibited from owning or controlling more than 10% of any class of the company’s voting securities or such lower amount as may be established by the SEC.

Additional requirements for compensation committee members.  A director is not considered independent for purposes of serving on the compensation committee, and may not serve on the compensation committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of the company; or

•

has a direct or indirect material interest in any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) and involving, generally, amounts in excess of $120,000.

DIRECTOR INDEPENDENCE DETERMINATIONS

The board has determined that William B. Morgan, John H. Williams, J. Michael Adcock, Gary R. Christopher, Robert J. Sullivan Jr., Steven B. Hildebrand, Larry C. Payne and G. Bailey Peyton have no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and is independent within the meaning of both our director independence standards and those of the NYSE, as currently in effect. The board has also determined that each of the members of its three standing committees has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and is “independent” within the meaning of our director independence standards.

ROLE OF THE BOARD IN OUR RISK MANAGEMENT PROCESS

Oversight of risk management committee.  Our board’s oversight of our risk management activities is delegated to our audit committee. The audit committee manages this responsibility by maintaining regular contact with our director of corporate planning, who oversees our risk management committee. The risk management committee was established in April of 2009, and is staffed by members of our executive and operations management employees. The objective of this committee is to identify and analyze factors that might pose a significant risk to our company as a whole. In the fall of 2009, the committee began the process of conducting in-depth risk analyses of the most significant potential risks initially identified. As necessary and feasible, remediation plans have been developed for the highest-priority risks. In April 2010, the committee completed its first full report and presented its findings to the audit committee. A second annual analysis was completed and presented to the audit committee in February 2011. Monitoring of the risks and the remediation plans, as appropriate, is ongoing. The director of corporate planning provides periodic progress reports directly to the audit committee, which provides input and direction that is communicated back to the risk management committee. The audit committee keeps the full board updated on the ongoing risk management activities of the company and reports any significant findings to the board. In addition, management discusses its highest priority risks and remediation plans with the full board.

Oversight of hedging activities.  To varying amounts, we hedge the interest we incur under our bank credit facility. We also hedge some of our oil, natural gas and natural gas liquids production. Our objective in each instance is to reduce our exposure to volatile forces out of our control, such as interest rates or commodity prices. Any risks to our enterprise posed by our hedging activities is directly overseen by our board. The board defines the scope of our permissible hedging or derivatives activities. The audit committee (and, ultimately, the board) monitors our hedging activities on an ongoing basis.

BOARD STRUCTURE AND COMMITTEES

Our board is currently structured so that the principal executive officer (our CEO) and board chair positions are separate. Our Corporate Governance Guidelines provide that the board has no policy with respect to separation of these positions. Our board believes that the decision to combine or separate those positions should be an ad hoc decision based on the qualities of the individuals being considered to fill them at a given point in time. Our board’s oversight of risk management has had no effect on our leadership structure.

The current structure is a result of specific facts and circumstances and not a specific governance policy. When Mr. Nikkel chose to step down as CEO and retain only his Chairman position in 2005, both he and Mr. Pinkston had many years of leadership experience with the company, along with the valuable insights that such experience provides. Separating the Chairman and CEO positions at that time was part of the succession plan for Mr. Nikkel, and the board felt that his ongoing service as Chairman would be a continuing benefit to the company. Accordingly, the board chose to have Mr. Nikkel continue in his role as Chairman, and elected Mr. Pinkston to succeed him as CEO. Our board believes that the combined experience and knowledge of Messrs. Pinkston and Nikkel, strengthened further by several years of successful leadership and collaboration under the current structure, continues to benefit the company. At this time and in view of the individuals involved, maintaining the separation of the CEO and Chairman positions is the most appropriate leadership structure.

Our board does not have a “lead independent director,” though one of its independent directors does preside over all executive sessions of the board.

As of the date of this proxy statement, our board has nine directors and the following three standing committees:

•	audit;

•	compensation; and

•	nominating and governance.

The board is divided into three classes with each class historically consisting of three directors. If all four nominees standing for election at this year’s annual meeting are elected, then Class III will consist of four directors. Directors serve for a three year term.

Each of the board’s three standing committees operates under a written charter adopted by the committee. Each committee’s charter is available at our website at http://www.unitcorp.com/corpgov.html. In addition, copies of these charters may also be obtained from our corporate secretary.

During 2010, the board and its committees held a total of 24 meetings. Our board met eight times, seven of which were regularly scheduled meetings, and one a special meeting. The committees met in the aggregate 16 times. All directors attended 100% of the board meetings except that one director missed the one special meeting of the board. Each committee member attended 100% of his respective committee meetings, except that one director missed two of eight committee meetings. No director attended less than 75% of board and applicable committee meetings. Directors are encouraged to attend our annual meeting of stockholders. All directors attended our last annual meeting of stockholders. In addition to meetings, the board and the various committees may act, from time to time, by unanimous consent.

The following table identifies the membership of each of the three standing committees and the number of meetings the committee held during 2010. A summary of each committee’s responsibilities follows the table.

DIRECTOR	COMMITTEE MEMBERSHIP
	Audit	Compensation	Nominating and Governance
William B. Morgan	x	x	x*
John H. Williams		x	x
J. Michael Adcock	x	x*	x
Gary R. Christopher	x
Robert J. Sullivan Jr.			x
Steven B. Hildebrand	x*	x
Number of meetings in 2010	8	5	3

*	Designates the chairman of the committee.

Audit Committee.  The responsibilities of our audit committee include:

•	selecting our independent registered public accounting firm;

•	approving all audit engagement fees and terms;

•	to pre-approve all audit and non-audit services to be rendered by our independent registered public accounting firm;

•	reviewing and approving our annual and quarterly financial statements;

•	to consult with our employees and our independent registered public accounting firm to determine the adequacy of our internal accounting controls over financial reporting;

•	overseeing our relationship with our independent registered public accounting firm;

•	overseeing our internal audit functions;

•

reviewing with our independent registered public accounting firm and our internal audit department and management any significant matters regarding internal controls over financial reporting that may come to their attention during the conduct of their audit;

•	recommending to our board whether the financial statements should be included in our annual report on Form 10-K;

•	reviewing our earnings press releases, as well as our policies with respect to the publication of our earnings and other financial information; and
•	monitoring our ongoing risk assessment and management activities.

The committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members.

The committee has the authority to obtain advice and assistance from, and receive appropriate funding from the company for, outside legal, accounting or other advisors as the committee deems necessary to carry out its duties.

The committee has also established procedures for the receipt, retention and treatment (on a confidential basis) of complaints received by the company, the board or the audit committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Accounting and Auditing Complaint Procedures posted on our website.

The report of the audit committee is included at page 48.

Compensation Committee.  Our compensation committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs. In carrying out these responsibilities the committee:

•	annually reviews and approves any corporate goals and objectives relevant to our CEO’s compensation, and makes recommendations to the board as to our CEO’s compensation;

•	recommends to our board the compensation of our other executive officers and certain key employees;

•	reviews the severance arrangements, change-in-control agreements and any special or supplemental benefits or plans (if any) applicable to our NEOs;

•	administers any director and employee compensation plans, policies and programs, and discharges its duties under any of those plans;

•	recommends director compensation;

•	reviews and approves the “compensation discussion and analysis” for inclusion in our proxy statement; and

•	has the authority to retain compensation consultants or other advisors to assist the committee in its evaluation of director, CEO, or executive officer compensation.

The committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members. For additional information on the operations of the committee, including the role of our executive officers in determining executive compensation, see “Compensation Discussion and Analysis – Administration of our executive compensation program – overview of our process.”

The report of the compensation committee is included at page 21.

Nominating and Governance Committee.

The responsibilities of this committee include:

•	advising the board as a whole on corporate governance matters;

•	advising the board on the size and composition of the board;

•	recommending a slate of nominees for election to the board;

•	identifying those individuals qualified to become board members, consistent with any criteria approved by the board;

•	identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	recommending membership to each board committee; and
•	defining specific criteria for director independence.

CONSIDERATION OF NOMINEES FOR DIRECTOR

Stockholder nominees.  The nominating and governance committee is charged with evaluating any properly submitted stockholder nominations for candidates for membership on our board as more fully described below under “Identifying and evaluating nominees for directors; diversity policy.” In evaluating nominations, the committee seeks (but is not obligated) to achieve a balance of diversity, age, knowledge, skills, experience, and expertise on the board. Any stockholder nominations submitted for consideration by the committee should include the nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary

Unit Corporation

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

Our bylaws also permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors under our bylaws, see “QUESTIONS AND ANSWERS – What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

DIRECTOR QUALIFICATIONS

General director qualifications.   Our Corporate Governance Guidelines contain certain criteria that our nominating and governance committee uses in evaluating nominees that it may recommend for a position on our board. Under these criteria, nominees should meet the board’s qualifications as independent (as applicable) and should have sufficient time to carry out their duties as well as being able to provide services beneficial to the company’s success. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the company and its stockholders.

Current director specific qualifications.  Each of our current directors possesses a combination of attributes that qualifies him for service on our board. These attributes can include (but are not limited) to: business experience (in general or specific to our industry), knowledge based on specialized education (such as technical industry training or legal or accounting), and leadership abilities (civic, work-related or both). We believe the qualifications of our directors, individually and collectively, have made our board an effective and productive one.

The following is a non-exhaustive description of the attributes of each of the four nominees standing for election or re-election at the 2011 Annual Meeting of Stockholders, followed by that of the other members of the board:

Nominees:

•

J. Michael Adcock – Mr. Adcock is a licensed attorney with over 26 years of experience in tax, banking and SEC/regulatory compliance law, working both as in-house counsel and in private practice. He has served as CEO of two different companies, one a community bank and one a publicly-traded international energy company with exploration and production, pipeline, trading and co-generation subsidiaries. In his capacity as CEO he was responsible for all operations, financial statements, and SEC and other regulatory-agency reporting. He currently serves as Co-Trustee of a private business trust responsible for investments in real estate, oil and gas, and other equity investments. In addition, Mr. Adcock serves as chairman of the board of a privately held bank, where he is a member of the loan committee, responsible for reviewing and approving business loans. He is also a current director of a non-profit community health organization, where he serves on the compensation committee and as its finance chairman. He has 14 years of experience as a director for the company. Mr. Adcock’s legal background, his executive experience in energy operations and lending, and his familiarity with the company’s business practices and history all serve to qualify him for service on our board as well as the three committees on which he serves.

•

Steven B. Hildebrand – Mr. Hildebrand brings to the board 32 years of experience in the accounting and finance field, more than 10 years of which was as the chief financial officer for a public company. While serving as a public company executive, Mr. Hildebrand was involved in an initial public stock offering, strategic planning, SEC reporting, Sarbanes-Oxley compliance, investor relations, enterprise risk management, executive compensation, establishing and monitoring corporate compliance programs, internal audit, bank facilities, private placement debt transactions and working with ratings agencies. All of these areas of expertise are valuable to his service on the board and its audit and compensation committees. A CPA with both public and private experience, he is qualified for board service as well as serving as the chairman and SEC audit committee financial expert for our audit committee.

•

Larry C. Payne – Mr. Payne brings to the board over 36 years of experience in the energy industry, six years of which was in the capacity of president and COO of a midstream energy company engaged in natural gas liquids supply and marketing. He has an extensive background in commodity risk management, serving for six years as vice president of commodity management for another midstream energy operation. Mr. Payne is familiar with requirements for marketing various oil and natural gas components. In addition to executive and strategic experience in the industry, Mr. Payne also has extensive operational experience that includes management of assets such as product terminals, pipelines, fractionators, storage facilities, and transportation equipment. Mr. Payne’s expertise in the energy industry based on his many years of executive and operational experience will be of significant value to our company at this time.

•

G. Bailey Peyton – Mr. Peyton has 23 years of energy industry operations experience. He founded an oil and gas exploration company in 1984 and operated it as its president until he sold the company in 2007. At the time of sale, the company operated over 120 wells with a daily production of 12,000 MCF of natural gas and 200 bbls of oil per day. Mr. Peyton currently operates a company he founded in 1985 to purchase land, minerals, and royalty interests. His company currently owns over 50,000 acres, with holdings in Texas, Oklahoma and Nebraska. The board feels that Mr. Peyton’s longtime familiarity and hands-on experience with the operations side of our exploration and production business will bring experience and practical guidance to the company going forward. Mr. Peyton along with Mr. Payne, is being nominated for board membership as part of the board’s desire to add industry experience and knowledge to the board.

Continuing directors:

•

Larry D. Pinkston – Mr. Pinkston is an accounting professional who has served the company for 30 years, 26 of which have been in the following leadership positions (some of these positions he has held concurrently):

•	Treasurer – 17 years

•	Vice President – 14 years

•	Chief Financial Officer – 14 years

•	President – 8 years

•	Director – 8 years

•	Chief Operating Officer – 7 years

•	CEO – 6 years

Mr. Pinkston’s extensive knowledge of the company (both as a whole as well as that of each of its three business segments), along with his accounting and finance expertise and his many years of experience provides significant and continuing value to our board.

•

William B. Morgan – Mr. Morgan is a licensed attorney with over 35 years of experience, both as an attorney in private practice and as vice president and general counsel of a large healthcare organization. He has also served as President of that healthcare organization’s principal for-profit subsidiary, which employed 1,500 persons. Over the course of his career, Mr. Morgan has advised clients with respect to a broad range of matters, including domestic and foreign loan syndications, project financing, leveraged sale and leasebacks, receivable and depreciation monetization, private and public placement of debt and equity securities, and entity formation. He also served as an adjunct professor of law for over 15 years, teaching securities law and appellate advocacy. Mr. Morgan has served on our board for 23 years. His experience inside and outside of the energy industry, along with his leadership and analytical skills, working knowledge of securities and compliance laws, financial and business expertise, and his extensive history with our company all qualify him for service on our board as well as the three committees on which he serves.

•

John H. Williams – Mr. Williams is a degreed engineer by training, with over 61 years of experience in the energy industry, almost thirty of which was as the President and CEO of The Williams Companies, Inc., a multi-billion dollar public energy company. During the course of his long business career, Mr. Williams has gained industry, financial, corporate governance, operating, and international business experience, all of which are of value to our board. Additionally, Mr. Williams has long been an active civic leader in his community, serving as a trustee of the Tulsa Performing Arts Center Trust since 1977, as well as serving as a director for the Philbrook Museum of Art and the Gilcrease Museum, both in Tulsa, Oklahoma, for a combined total of 12 years. Like Mr. Morgan, Mr. Williams has served the company as a director for 23 years. Mr. Williams’ lifetime knowledge of the energy industry, along with his many years as a corporate and civic leader along with his lengthy history with and knowledge of our company make him a valuable and contributing member of our board.

•

John G. Nikkel – Mr. Nikkel is a geologist and mathematician with over 54 years of experience in the energy industry, 45 years of which were spent in management positions. Mr. Nikkel retired from the company in 2005, after a 21-year tenure as its president and chief operating officer and then CEO. He has served the company as a director for 28 years, serving as the board’s chairman for the last seven years. His years of insight into the operations of the company and the industry, along with his years of successful leadership of the company, make him an invaluable member of the board, and more than qualify him to serve in his current position as chairman.

•

Gary R. Christopher – Mr. Christopher has a petroleum engineering degree, and over 38 years of experience in the energy industry. Mr. Christopher’s industry experience has been diverse: he has experience as a drilling engineer, production engineer, reservoir engineer, an acquisitions advisor, and an energy lending professional. Mr. Christopher has also served as President and CEO of a publicly traded oil and gas company. He currently consults on financial and engineering matters in the oil and gas business. Accordingly, Mr. Christopher has operations expertise, financial expertise, and leadership expertise, all of which have enabled him to serve as a productive board member, including in his role as an SEC audit committee financial expert. Mr. Christopher’s knowledge of lending practices and his ability to identify and analyze potential business acquisitions for the company are of significant value to the board.

•

Robert J. Sullivan Jr.  – Mr. Sullivan has both undergraduate and master’s degrees in business administration, and he has over 41 years of experience in the energy business. Mr. Sullivan founded and operated both a 3D seismic company and a mid-stream natural gas transportation company, and he has been involved in a family-owned independent oil and gas operation since 1975. He has also served the State of Oklahoma as its Energy Secretary under former Governor Frank Keating’s administration. Mr. Sullivan’s unique energy industry background serves as a complement to the backgrounds of the other industry-side directors.

Our board is a mix of personalities, backgrounds and experiences that continually proves that the sum is greater than the individual parts. The current directors have a proven track record of working well together to ably guide the company, and it is the belief of the board that Messrs. Payne and Peyton will bring new insights and expertise to strengthen the board as it continues to provide guidance to the company.

For additional information on the background and experience of each of our directors, including other public directorships they now hold or may have held in the last five years, please refer to their individual biographical summaries starting on page 51 of this proxy statement.

Identifying and evaluating nominees for directors; diversity policy.  The nominating and governance committee uses a variety of means to identify and evaluate individuals being considered for a position on our board. The committee assesses the appropriate size of the board (within the size limits contained in our corporate charter), and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated (or otherwise arise), the committee undertakes to identify those potential candidates that it believes will make good decisions and be able to contribute to the company in a meaningful way. Candidates may come to the attention of the committee through current board members, professional search firms, stockholders, or other persons. Candidates are evaluated at regular or special meetings of the committee and may be considered at any point during the year. As described above, it is the committee’s responsibility to consider any properly-submitted stockholder nominations for candidates for the board, verify the stockholder status of persons proposing candidates, and then submit its recommendations to the full board.

At the suggestion of, and in collaboration with, one of our institutional stockholders, we recently amended our Corporate Governance Guidelines to clarify our position with respect to diversity. Our board is committed to inclusiveness in selecting candidates for board membership. Within the context of our fiduciary duties, applicable law and regulations, and the membership of the board at the applicable time, our nominating and governance committee will take reasonable steps to include women, minority candidates, and candidates from non-traditional environments (such as government, academia, and non-profit organizations) in the pool from which board nominees are chosen. We will make good faith efforts to achieve this goal, but we have no specific implementation plan. Achievement of our diversity goals will be evaluated annually as part of our board self-evaluations.

EXECUTIVE SESSIONS

Executive sessions of non-management directors are held at each regularly-scheduled board meeting. The sessions are scheduled and presided over by Mr. J. Michael Adcock, who was elected by the board to chair its executive sessions. Any non-management director can request that an executive session be scheduled.

Any interested party may communicate directly with the presiding director by writing to the following:

Mr. J. Michael Adcock

c/o Corporate Secretary

Unit Corporation

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

CONTACTING OUR BOARD

Individuals may communicate with our board by submitting an e-mail to the board in care of the company’s corporate secretary at mark.schell@unitcorp.com or sending a letter to: Board of Directors, c/o Corporate Secretary, Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136.

The chair of the nominating and governance committee has been designated as the person to receive communications directed to non-management directors. Our stockholders may write to the chairman of this or any other board committee or to the outside directors as a group c/o Mark E. Schell, Senior Vice President and General Counsel, Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136.

Stockholder communications are distributed to the board, or to the appropriate individual director or directors, depending on the facts and circumstances of the communication. However, at the request of the board, certain items that are not related to the duty and responsibilities of the board are excluded, such as advertisements, junk mail, mass mailings, spam, and surveys.

BOARD AND COMMITTEE EVALUATIONS

Each year the board evaluates its performance and effectiveness. Each director completes a board evaluation form to solicit feedback on specific aspects of the board’s role, organization, and meetings. The collective ratings and comments are compiled by or for the chairman of the nominating and governance committee, and presented by him to the full board. Additionally, each of the three standing board committees conducts an annual self-evaluation of its performance through a committee evaluation form.

DIRECTORS’ COMPENSATION AND BENEFITS

CASH COMPENSATION

Only non-employee directors receive compensation for serving as a director. The various components of the cash compensation paid to our non-employee directors during 2010 are as follows:

Annual retainer (payable quarterly)	$60,000

Annual retainer for each committee a board member serves on (payable quarterly)	$3,500

Each board meeting attended*	$1,500

Each committee meeting attended**	$1,500

Additional compensation for service as chairman of the audit committee	$7,500

Additional compensation for service as chairman for each of the compensation committee and nominating and governance committee	$3,500

Reimbursement for expenses incurred attending stockholder, board and committee meetings	Yes

Range of total cash compensation (excluding expense reimbursement and retirement/ consulting fees) earned by directors for the year 2010	$70,500 – $102,500

*	No fees were paid to those directors attending the one special (telephonic) meeting of the board in 2010.

**	The Audit Committee conducts quarterly telephone meetings expressly for purposes of finalizing its review and approval of quarterly financial reports and earnings releases. No meeting fees are paid for these quarterly telephone meetings.

STOCK OPTIONS

Under the Unit Corporation 2000 Non-Employee Directors’ Stock Option Plans, as amended and restated May 29, 2009 (the “directors’ option plan”), a plan approved by our stockholders, each non-employee director automatically receives an option to purchase 3,500 shares of our common stock on the first business day following each annual meeting of our stockholders. The option exercise price is the fair market value of our common stock on that date. Payment of the exercise price can be made in cash or in shares of common stock that have been held by the director for at least one year. No stock option can be exercised during the first six months of its term except in the case of death. Each option has a ten-year term. Shares that are issued under the directors’ option plan can be clawed back in the event of certain specified instances of director misconduct.

In 2009, the number of stock options available for issuance under the directors’ option plan was insufficient to support the full award of 3,500 option shares per director. Instead, our directors were issued a pro-rated share of the 3,496 shares then available for issuance. Accordingly, in 2009, each director received a stock option covering 437 shares at $31.30 per share. The balance of shares that otherwise would have been issued but were not then available under the directors’ option plan (3,063 shares per director, or a total of 24,504 shares, at $33.51 per share) were issued as contingent stock option awards (the “catch-up options”). The catch-up options were contingent on stockholder approval of certain amendments to the directors’ option plan, which occurred at the 2010 annual meeting.

As of March 7, 2011, 161,000 shares were subject to outstanding options held by non-employee directors.

The following table shows the outstanding options held by our current non-employee directors as of March 7, 2011:

Director	Date of Option	Shares Subject to Option(#)	Exercise Price ($)
J. Michael Adcock	5/5/05	3,500	39.50
	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
John H. Williams	5/2/02	3,500	20.10
	5/8/03	3,500	20.46
	5/6/04	3,500	28.23
	5/5/05	3,500	39.50
	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
William B. Morgan	5/8/03	3,500	20.46
	5/6/04	3,500	28.23
	5/5/05	3,500	39.50
	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
King P. Kirchner	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
John G. Nikkel	5/5/05	3,500	39.50
	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
Gary R. Christopher	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
Robert J. Sullivan Jr.	5/4/06	3,500	62.40
	5/3/07	3,500	57.63
	5/8/08	3,500	73.26
	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21
Steven B. Hildebrand	5/7/09	437	31.30
	5/29/09	3,063	33.51
	5/6/10	3,500	41.21

DIRECTOR COMPENSATION TABLE

The following table shows the total compensation received by each of our non-employee directors in 2010:

DIRECTOR COMPENSATION FOR 2010
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
J. Michael Adcock	102,500	n/a	103,996	n/a	n/a	937	(3)	207,433
John H. Williams	89,500	n/a	103,996	n/a	n/a	-		193,496
William B. Morgan	102,500	n/a	103,996	n/a	n/a	3,869	(3)	210,365
King P. Kirchner	70,500	n/a	103,996	n/a	n/a	-		174,496
John G. Nikkel	70,500	n/a	103,996	n/a	n/a	70,003	(4)	244,499
Gary R. Christopher	80,000	n/a	103,996	n/a	n/a	-		183,966
Robert J. Sullivan Jr.	78,500	n/a	103,996	n/a	n/a	-		182,496
Steven B. Hildebrand	98,500	n/a	103,996	n/a	n/a	3,013	(3)	205,509

Notes to table:

(1)	Represents cash compensation for board and committee meeting attendance, retainers and service as a committee chairman.

(2)	The amounts included in the “Option Awards” column are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 but does not include any impact of estimated forfeitures. This amount is higher for 2010 than in previous years because in 2010 our non-employee directors received both their 2010 option awards as well as a significant portion of their 2009 option award (the “catch-up option”). The catch-up option resulted from a shortfall in shares available under the directors’ option plan during 2009, requiring us to amend the plan and seek stockholder approval. The amended directors’ option plan was approved by our stockholders at the May 5, 2010 annual meeting. Of the figure in Column (d), $39,911 is the value of the catch-up option, and $64,085 is the value of the 2010 option. The value for both the options are calculated under FASB ASC Topic 718 using an exercise price of $33.51 for the catch-up option and $41.21 for the 2010 option, both reflecting the fair market value on the dates of grant. For a discussion of the valuation assumptions used in calculating these values, see Notes 2 and 12 to our 2010 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010. The non-employee directors had the following aggregate number of stock options outstanding at the end of 2010:

Name	Number of Options as of December 31, 2010
J. Michael Adcock	21,000
John H. Williams	35,000
William B. Morgan	31,500
King P. Kirchner	17,500
John G. Nikkel	21,000
Gary R. Christopher	17,500
Robert J. Sullivan Jr.	17,500
Steven B. Hildebrand	7,000

(3)	Represents reimbursement for expenses.

(4)	Represents amounts paid under certain of our plans or retirement or consulting agreements as more fully discussed under, “Potential payments on termination or change-in-control—Retirement or consulting agreements.”

OWNERSHIP OF OUR COMMON STOCK BY BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of our common stock beneficially owned as of March 7, 2011, by each director, nominee for director, each NEO and by all directors and executive officers as a group. Except as otherwise noted, all shares are directly owned.

STOCK OWNED BY OUR DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS OF MARCH 7, 2011
Name of Beneficial Owner*	Common Stock(1)		Stock Appreciation Rights and Options Exercisable within 60 days(3)	Shares of Restricted Stock(4)
King P. Kirchner	148,820		17,500	-
William B. Morgan	7,500		28,000	-
John G. Nikkel	132,989	(2)	21,000	-
John H. Williams	1,000		31,500	-
J. Michael Adcock	17,891	(2)	21,000	-
Larry D. Pinkston	63,561		98,745	53,424
Mark E. Schell	67,502		47,449	16,700
Davide T. Merrill	17,937		34,772	16,153
Gary R. Christopher	6,000		17,500	-
Robert J. Sullivan Jr.	0		17,500	-
Steven B. Hildebrand	2,000	(2)	7,000	-
John Cromling	21,400		26,504	16,153
Bradford J. Guidry	11,381		28,631	16,153
G. Bailey Peyton	1,580		0	-
Larry C. Payne	-		0	-
All directors and executive officers as a group*	499,561		397,101	118,583

*	Each named director and officer individually owns less than one percent of our outstanding shares of common stock and collectively the directors and officers own 0.02%. For purposes of calculating this percentage ownership, the total number of shares outstanding includes the shares previously issued and outstanding plus the number of shares that any named owner has the right to acquire within 60 days.

Notes to table:

(1)	Includes the following shares of common stock held under our 401(k) thrift plan as of March 7, 2011: Mr. Pinkston, 6,496 shares; Mr. Schell 35,729 shares; Mr. Merrill, 4,207 shares; Mr. Cromling, 2,221 shares; Mr. Guidry, 45 shares; and directors and officers as a group, 48,698 shares.

(2)	Of the shares listed as being beneficially owned, the following individuals disclaim any beneficial interest in shares held by spouses, trusts or for the benefit of family members: Mr. Adcock, 17,891 shares; Mr. Nikkel, 35,000 shares; and Mr. Hildebrand, 2,000 shares.

(3)	The stock appreciation rights (all settled in stock) and options have all vested but have not been exercised.

(4)	These shares of restricted stock over which the executive officer has voting power but not investment power were awarded as follows:

(a)	On March 9, 2010, the following restricted stock awards were granted. The total amount of the awards and the vesting schedule is shown below. The unvested part of these awards is subject to the recipient’s continued employment with the company on the vesting date:

Name	Shares subject to award	Vesting schedule (#)
		4/1/10	4/1/11	4/1/12	4/1/13
Larry D. Pinkston	37,018	(9,255)	9,255	9,254	9,254
Mark E. Schell	10,334	(2,584)	2,584	2,583	2,583
David T. Merrill	9,985	(2,497)	2,496	2,496	2,496
Bradford J. Guidry	9,985	(2,497)	2,496	2,496	2,496
John Cromling	9,985	(2,497)	2,496	2,496	2,496

(b)	On February 15, 2011, the following restricted stock awards were granted. Seventy percent of the total amount of the awards is time vested and will vest as shown in the first three columns of the vesting schedule shown below. The remaining thirty percent, shown in the fourth column of the vesting schedule below, is performance based and will vest, subject to adjustment based on achievement of certain performance criteria, on March 9, 2014. The unvested part of these awards is subject to the recipient’s continued employment with the company on the vesting date:

Name	Shares subject to award	Vesting schedule (#)
		70%			30%
		3/9/12	3/9/13	3/9/14	3/9/14
Larry D. Pinkston	25,661	5,988	5,988	5,987	7,698
Mark E. Schell	8,950	2,089	2,088	2,088	2,685
David T. Merrill	8,665	2,022	2,022	2,021	2,600
Bradford J. Guidry	8,665	2,022	2,022	2,021	2,600
John Cromling	8,665	2,022	2,022	2,021	2,600

STOCKHOLDERS OWNING 5% OR MORE OF OUR COMMON STOCK

The following table sets forth information concerning the beneficial ownership of our common stock by stockholders who own at least five percent of our common stock.

STOCKHOLDERS WHO OWN AT LEAST 5% OF OUR COMMON STOCK
Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
George Kaiser Family Foundation 124 East Fourth Street, Suite 100 Tulsa, Oklahoma 74103	6,224,023	12.96%
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	7,183,950	14.96%
FMR LLC 82 Devonshire Street Boston, MA 02109	4,809,540	10.02%

Notes to table:

(1)	Beneficial ownership is based on the Schedule 13G or 13G/A most recently filed by the stockholder or other information provided to us. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)	Based on the issued and outstanding shares of our common stock as of March 7, 2011.

EXECUTIVE COMPENSATION

OVERVIEW OF NEOS’ 2010 COMPENSATION

•	2010 base salary:

•	Larry D. Pinkston – $637,000

•	Mark E. Schell – $318,600

•	David T. Merrill – $308,000

•	John Cromling – $308,000

•	Bradford J. Guidry – $308,000

•	Cash bonuses awarded in 2011 as annual or short-term incentive compensation for 2010:

•	Larry D. Pinkston – $425,000

•	Mark E. Schell – $143,000

•	David T. Merrill – $138,000

•	John Cromling – $138,000

•	Bradford J. Guidry – $138,000

•	Number of shares of restricted common stock granted under awards in 2010:

•	Larry D. Pinkston – 37,018

•	Mark E. Schell – 10,334

•	David T. Merrill – 9,985

•	John Cromling – 9,985

•	Bradford J. Guidry – 9,985

HIGHLIGHTS OF 2010 FINANCIAL PERFORMANCE

•	total annual revenues reached $881.8 million, up from $709.9 million in 2009;

•	net income of $146.5 million, compared to 2009 net loss of $55.5 million;

•	hedging program provided $53 million of cash;

•	ended year with only $163 million of long-term debt (debt to capital ratio of 9%);

•	EPS was $3.09 per share compared to ($1.18) per share for 2009; and

•	on December 31, 2010, the price of the company common stock closed at $46.48 per share, up $4.00 from the same date in 2009.

Unit Corporation

Financial Performance Markers

Fiscal Years 2009 and 2010

($ in millions)

As the chart shows, our 2010 annual revenues, net income, and cash flow were all up compared to 2009.

The compensation committee looked very closely at all aspects of our performance during 2010 before making its executive compensation decisions. We believe those decisions resulted in a well-balanced executive compensation package that met our goals of competitively compensating our executives for performance while at the same time prudently managing the resources of the company, all of which serves to build shareholder value.

PROTECTING THE INTEGRITY OF OUR COMPENSATION PRACTICES

Compensation practices, some new and some long-established, that we think bolster our efforts to make sound executive compensation decisions and thereby deliver stockholder value include:

•	Clawback rights – We have the right to “claw back” our long-term incentive compensation paid to any executive who commits specific acts of fraud or dishonesty;

•

Performance metrics – At its February 2011 meeting, the compensation committee as well as the board adopted certain metrics to be used with regard to 2011 compensation. These metrics were designed through a collaborative effort of management and the compensation committee, with advice from our compensation consultant. See “Adoption of performance metrics for 2011 incentive compensation,” page 31;

•

Ongoing compensation risk assessment – As described in “Our compensation policies and practices as they relate to risk management” on page 25, our compensation committee continually evaluates the risk associated with the compensation decisions it makes, and our risk management plan addresses compensation risk; and

•

Trend toward longer-term and at-risk compensation for executives – Our practices with respect to the mix between long-term and short-term compensation, and between time-vested and performance-vested (“at risk”) compensation have shifted over the last several years. As recently as 2006, 82% of our executives’ compensation was in salary and short-term incentives, and only 18% was awarded as long-term incentives. In 2010, that ratio was 45.8% salary and short-term incentives to 54.2% long-term (equity) incentives.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with our management the following compensation discussion and analysis. Based on that review and discussion, the compensation committee recommended to the board that the compensation discussion and analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for fiscal year 2010 by reference to this proxy statement.

The members of the Compensation Committee are:

J. Michael Adcock – Chairman

William B. Morgan

John H. Williams

Steven B. Hildebrand

COMPENSATION DISCUSSION AND ANALYSIS

To assist you in reviewing our compensation discussion and analysis, we have broken our discussion into the following sections, each of which may have its own subsections:

•	Our general compensation objectives

•	Elements of our compensation program

•	Our compensation policies and practices as they relate to risk management

•	Administration of our executive compensation program – overview of the process
•	Role of compensation consultant

•	Role of CEO

•	Salaries for 2010

•	2010 long-term incentive awards

•	2010 annual cash bonus awards paid in 2011

•	2011 compensation decisions

•	Adoption of performance metrics for 2011 incentive compensation

•	Executive stock ownership policy

•	No backdating, springloading or repricing of options

•	Non-employee director compensation

•	Accounting and tax considerations

•	No employment agreements

Our general compensation objectives.  The primary goals of our compensation program, both for executives and non-executives, is to attract, motivate, reward and retain competent employees. We try to apply our program in a way that joins our employees’ interests with our business and financial objectives, as well as the interests of our stockholders. To that end we work to:

•	offer a competitive compensation mix consisting of reasonable salaries, short-term and long-term incentives, as well as certain additional benefits;

•	reward performance that achieves our business objectives and enhances the performance of our common stock; and

•	link executive compensation to our stockholders’ interests by using equity awards based on the value of our common stock.

Elements of our compensation program.   As a general rule, our executive compensation program consists of salary, annual cash bonus, and certain forms of equity awards (the latter is sometimes referred to as “long-term incentive awards” in this proxy statement). In addition, we also make available health, disability and life insurance, indemnification protection, retirement i.e., 401(k), separation benefits, and certain limited perquisites. We use each of these elements because we believe they provide the compensation mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both the short-term and long-term performance of the company. Specifically, we believe a competitive salary is required to attract and retain qualified executives. When authorized, annual cash bonuses provide executives with potential earnings based on annual financial and operating results and reward them for short-term successes. Equity awards are used to motivate both long-term and short-term results and aid the long-term retention of our executives. Compensating our executives for company performance in both the short term and the long term serves our goal of aligning executive compensation with the interests of our stockholders. Indemnification protections, retirement and separation benefits and general perquisites are commonly included in executive compensation packages offered by our competitors, and we believe that providing them helps achieve our compensation goals.

The following chart provides further details about what we pay (or offer) our executives and why we do so:

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Base Salary	Regular cash income, paid semi-monthly.	Provides competitive and predictable regular compensation and rewards core competence and experience.	Is a fundamental or foundation component of our overall competitive pay mix; serves as a short-term feature to balance long-term incentives.
Cash Bonus (also referred to as “short-term incentive compensation”)	Discretionary cash awards.	Provides annual incentive in the form of cash compensation and rewards short-term corporate and individual performance.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executives’ interests with those of the stockholders in the short term.
	Performance-based cash awards that may be made under the Unit Corporation Annual Performance Bonus Plan.	Provides an annual incentive award based on the attainment of previously designated performance measures.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executive interests with those of the stockholders in the short term.

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Long-term Incentives, continued	Before 2005, we used stock options as our long-term equity incentive. Starting in 2005, we awarded shares of restricted stock and in 2006 and 2007 we awarded a combination of shares of restricted stock and stock appreciation rights. Since 2009, we have awarded restricted common stock exclusively as long-term incentive compensation. Pay-out is generally staggered over a vesting period, although we have also awarded retention shares structured to have a one-time “cliff” vesting feature. For 2011, we have also tied a part of this award to attainment of certain performance criteria.	Provides long-term incentive to contribute to company performance and rewards corporate performance as well as continued service with company.	Balances the short-term features of our mix and motivates our executives to enhance corporate performance, further aligning executive interest with stockholder interests.
Indemnification	We indemnify our officers and directors to the fullest extent permitted by law. This is required by our charter, bylaws, and certain contracts.	We include this as a compensation element because it is commonly provided by peer organizations and is valued by our executives. We believe it allows our executives to be free from undue concern about personal liability in connection with their service to the company and it rewards willingness to serve in positions that carry exposure to liability.	Represents a significant component of a competitive executive compensation package.
Medical, Dental, Life and Disability	Available to full-time company employees through our benefit plans. The value of these is not included in the Summary Compensation Table, since they are available on a company-wide basis.	We include this as a compensation element as it is commonly provided by our competitors and it encourages the health of our employees, and adds to employee productivity and loyalty.	Represents a significant component of a competitive executive compensation package.

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Other Paid Time-off Benefits	We provide vacation and other paid holidays to full-time employees, including the NEOs.	Rewards continuity of service and is a standard benefit comparable to the vacation benefits provided by competitors.	Works together with other elements to create a competitive compensation package.
Unit Corporation Employees’ Thrift Plan [401(k) plan]	Tax-qualified retirement savings plan under which participating employees can contribute up to 99% of their pre-tax compensation, a portion of which the company can match. Our match for 2010 was 117% of the first 6% of the participant’s salary. The company match is paid in stock.	A 401(k) plan is a standard corporate benefit and our match to the participants is a competitive feature of our plan. This type of benefit rewards continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Unit Corporation Salary Deferral Plan [Non-qualified plan]	Our non-qualified plan allows designated participants to defer salary and cash bonus for tax purposes until actual distribution at termination, death, or under defined hardship. We do not make a matching contribution to this plan.	This element of compensation is a standard benefit at executive levels, and is a component of our program that contributes to our competitiveness. This rewards continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Separation Benefits

We provide payments to salaried full-time employees in cases of involuntary termination, change-in-control, or on retirement after 20 years of service with the company.

For specifics, see the narrative discussion at “Potential payments on termination or change-in-control.”

		This element of compensation is a standard benefit at executive levels. It is a component of our program that contributes to our competitiveness, and helps retain our employees. This benefit rewards length and continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Perquisites	We provide a car allowance to our NEOs and pay for certain club memberships.	We believe that compensating with certain perquisites adds to the general attractiveness and competitiveness of our compensation mix, and helps attract and retain the executive talent we value.	Works in combination with our other executive pay components to create a competitive executive compensation program.

Our compensation policies and practices as they relate to risk management.  We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and find that at this time they are not reasonably likely to have a material adverse effect on the company. To date, we have not had any measurable risk exposure tied to our compensation program because our compensation decisions have generally been made on a discretionary basis, and no salary or bonus amounts have been based on any formula with unknown variables that could yield future valuations or results that are unrestricted in either amount or scope. We have analyzed our newly-adopted performance metrics (to be used prospectively for aspects of 2011 compensation) in the context of our overall general compensation practices and find that they are not reasonably likely to have a material adverse effect on the company for the following reasons:

•	the committee retains discretion with respect to fifty-percent of any cash bonus award;

•

we spent over two years evaluating appropriate metrics for our particular business model, ultimately selecting diversified metrics with performance goals focused on varying measures of growth, performance, and cost control across the different segments of our company;

•

our equity awards generally have either long-range performance conditions attached to them or vest equally over several periods of time, so that they do not encourage short-term business decisions and instead encourage consistency and long-term performance; and

•

since 2006, we have added clawback provisions in our long-term equity awards that allow us to reclaim any compensation paid or payable to key employees and executives in the event of certain wrongful activity.

Our compensation committee addresses compensation risk each time it makes a decision about executive compensation or issuances under our restricted equity compensation plan.

Administration of our executive compensation program – overview of the process.  Our executive compensation program is administered by our compensation committee. Additional details about that committee are located in the corporate governance provisions of this proxy statement, under “Compensation Committee.”

The chairman of the compensation committee, our CEO, the Director of Human Resources, and any compensation consultant we have retained, meet each year during the fourth quarter to analyze the current compensation package of our executive and non-executive employees. (See “Role of CEO,” and “Role of compensation consultant,” for greater detail on this process.) Our CEO ultimately makes recommendations for salary adjustments, any annual bonus awards, and any long-term incentive compensation awards for our non-executive employees and all executives besides himself. None of our NEOs has a role in recommending their own compensation.

The CEO’s salary recommendations are presented to the committee, and then the board, at the December committee and board meetings. Once approved, any salary adjustments are effective starting January 1st of the new year.

No recommendations are made with respect to annual bonus and long-term incentive awards until after the first of the following year, in order to allow the decisions to take into account complete financial and operating performance results for the prior year. Consequently, salary decisions for 2010 were made in December 2009, while annual bonus and long-term incentive awards based on 2010 were not made until 2011.

Equity awards, if any, are effective as of the date of the committee’s approval of the award.

Generally, once the committee has approved the NEOs’ compensation, the only adjustments that might be made before the committee’s next annual review would be those deemed necessary or useful due to a change in circumstances (e.g., in the event of a promotion or material increase in responsibility, or in the event of a severe downturn in our industry). Under those changed circumstances, the decision to make any adjustments would be made on an ad hoc basis, and any or all elements of compensation could be adjusted based on the actual circumstances involved.

In making its compensation recommendations, both for salary increases and for incentive compensation (annual and long-term), the committee looks at the financial and operating results of the company. For salary decisions, the results reviewed are year-to-date results available at the time, and for annual bonus and long-term incentive decisions, the review considers completed results for the year. In both cases the committee generally takes into account:

•	the growth in each segment of the company;

•	net income, cash flow, and asset base growth;

•	long-term debt levels;

•	results of any acquisitions made during the year;

•	the attainment of any designated business objectives; and

•	the relationship of our compensation we pay to that offered by other companies.

In addition, the committee will also take into account any significant changes in or to the industry in which we operate and general economic conditions.

Other than its view of future industry and economic conditions, the committee’s review of these items has generally been a retrospective review of past performance or results. Beginning with 2011, some of the committee’s performance criteria will be made known in advance to our NEOs in the form of the metrics we detail at “Adoption of performance metrics for 2011 incentive compensation,” page 31, but the final application of those metrics will necessarily require a retrospective assessment of past performance.

In the past, individual performance would generally be taken into account in making executive compensation decisions for the NEOs other than our CEO only in the context of assessing corporate or segment performance, with any individual contributions noted in the context of the committee’s evaluation of the overall operational and financial results of the company, and our CEO’s individual performance was measured entirely based on overall operational and financial results. This will continue to be the way we handle individual performance, other than as specifically provided for under the newly-adopted performance metrics that will apply to components of our NEOs’ 2011 short- and long-term incentives awards. Again, see details of these metrics at “Adoption of performance metrics for 2011 incentive compensation.”

Except for those components of executive compensation subject to the 2011 metrics, the committee’s evaluation of the NEOs will be based on the committee’s discretion, with no weighting of factors assessed, no formulaic modeling of how to tie company or individual achievement to awards, no fixed position on whether prior compensation should be considered in making compensation decisions or whether or how to incorporate any other such criteria-based measures into the compensation-setting process.

Role of compensation consultant.

2009.  The committee’s discussions in December 2009 regarding the NEO’s 2010 salaries were guided, in part, on information provided by Villareal and Associates (“Villareal”), an independent compensation consultant located in Tulsa, Oklahoma. Villareal provided the committee with reports comparing the average projected increases for 2010 salaries for certain peer company personnel in positions similar to those held by the NEOs. See the section below titled “Salaries for 2010” and “2010 annual cash bonus awards paid in 2011” for further information regarding the peer companies used and details on Villareal’s role in the decision-making process. Villareal also provided survey information indicating the ranges of salaries, annual cash bonuses, and other incentive awards being paid by certain industry peers, as further detailed and analyzed in the “2010 long-term incentive awards” and “2010 annual cash bonus awards paid in 2011” sections below.

2010.  The committee also used the services of Villareal in connection with its other 2010 compensation decisions. Villareal provided analyses of our NEOs’ 2007 – 2009 annual- and long-term incentive compensation, along with comparable peer-company data. See the section below titled “2010 annual cash bonus awards paid in 2011.” Villareal also assisted the committee in preparing short-term and long-term incentive performance metrics that will be used in connection with the incentive compensation decisions we make about 2011 performance. See the section below titled “Adoption of performance metrics for 2011 incentive compensation.”

Villareal provided both executive compensation and non-executive compensation consulting services to the committee and the company in 2009 and 2010. Villareal’s 2009 consulting fees amounted to a total of $21,999, $9,910 of which was for executive compensation consulting services performed for the compensation committee and the balance, or $12,089, was for services other than executive compensation consulting (mainly employee recruiting services). Villareal’s 2010 consulting fees were $64,060, $37,040 of which was for executive compensation consulting services for the committee, and $27,020 for other services. To the extent Villareal performed services for the committee, it was the committee’s decision to engage those services, and it was not based on any recommendation by management.

Role of CEO.  Before those meetings at which it evaluates our NEOs’ compensation, committee members receive and review the recommendations (and any information on which they are based) made by our CEO regarding the compensation of the other NEOs. The CEO does not evaluate or make a recommendation regarding his compensation. Additionally, our CEO meets with the committee and discusses his recommendations. The executives subject to the CEO’s recommendations are not usually present at the time of these deliberations. The compensation committee has the authority to accept, reject or adjust the recommendations made to it by the CEO or any other person. After the committee has reached its decisions regarding the NEOs’ compensation, its determinations are then submitted to the full board. The full board then ratifies (and approves, if required) the committee’s determinations. The full board does have authority to make any changes it feels are appropriate to the recommendations of the committee.

Salaries for 2010.  At the December 2009 compensation committee meeting, our CEO presented his recommendations for the 2010 salaries for the other NEOs. Consistent with past practice, he did not make a recommendation regarding his compensation. Our CEO had previously determined that the company’s other employees (excluding generally hourly field employees) would receive an overall average increase in their salary of 6.2% for 2010. His decision was based primarily on the total of the 2009 salary increases for non-executive employees at other energy sector companies, as reflected in the Mercer 2009 US MTCS Compensation Survey for the Energy Sector. Mr. Pinkston recommended that the other NEOs receive salary increases for 2010 consistent with the 6.2% average increase being made with respect to the company’s other employees. Mr. Pinkston’s recommendations for enterprise-wide salary increases of 6.2% took into consideration the fact that all current employees, both NEOs and otherwise, had forgone raises for 2009 and had fallen behind as compared to peer pay levels. His recommendation was not based on specific individual performance reviews.

In view of the CEO’s recommendations, the committee analyzed the appropriateness of a 6.2% salary increase for our NEOs. As applied, a 6.2% salary increase for the NEOs would provide 2010 salary levels generally consistent with the salary levels of similar executives at the peer companies reflected in two reports prepared by Villareal for the committee, as discussed below.

Villareal’s first report analyzed the results of two surveys:

•

a survey by the Economic Research Institute, showing that 2009 salary increases, both in Oklahoma and nationally, had been between 2.6% and 2.7%, with management and executive increases between 2.5% and 2.8% both locally and nationally; and

•

a survey by World at Work, projecting salary increases for 2010 in the southern region of its survey at between 2.8% and 2.9%, and projecting national salary increases at between 2.8% (all industries) to 3.5% (extractive industries).

As among the companies represented in those surveys, the combined salary increases for years 2009 and 2010 were between 5.3% and 6.3%. This placed the 6.2% salary increase being considered by the committee within the aggregated two-year salary increase range reflected in the surveys.

Villareal also provided the committee members with a second report, comparing the actual 2009 salaries of our NEOs to the average projected 2010 salaries for similarly-situated executives in two additional groups:

•	The “Survey Group.” The data for this group is based on the average of comparable NEO salaries reflected under three different sets of surveys:

•	the Mercer Survey of Energy Companies in the U.S. (April 2009);

•	the Salary Assessor survey from the Economic Research Institute (dated October 2009 and covering 2,000 industries, 300 cities and 6,200 executives); and

•	the Watson Wyatt Data Services ECS Industry Report on Top Management Compensation (April 2009).

•

The “Peer Group.” The data for this group was based on the average salaries for similar executives at a group of 15 companies whose proxies had been examined and who had been chosen because they were energy companies with revenues between $0.61 and $2.25 billion. Those companies are:

•	Newfield Exploration Company

•	Patterson – UTI Energy, Inc.

•	Helmerich & Payne

•	Cimarex Energy Company

•	Forest Oil Corporation

•	Denbury Resources, Inc.

•	St. Mary Land & Exploration

•	Whiting Petroleum Corporation

•	W&T Offshore

•	Petrohawk Energy

•	Precision Drilling Trust

•	Cabot Oil & Gas Corporation

•	Parker Drilling Company

•	Stone Energy Corporation

•	Pioneer Drilling Company

The table below reflects a comparison, by executive position, of our NEOs’ 2009 salaries as compared to these reflected in the Survey Group and Peer Group surveys. Also included is a comparison of how the NEOs’ 2010 salaries, if adjusted based on a 6.2% increase over 2009 levels, would compare to the two surveys.

Position	Unit Corp 2009 Salary ($)	Unit Corp as proposed 2010 Salary ($)	Survey Group Average Salary ($)	Proxy Group Average Salary ($)
President/CEO	600,000	637,000	646,700	578,500
Vice President/ Legal Counsel	300,000	318,600	319,900	268,700
Chief Financial Officer	290,000	308,000	353,900	311,700
Executive Vice President, Drilling	290,000	308,000	261,900	384,900
Executive Vice President, Exploration	290,000	308,000	315,100	225,000

Based on its review, the committee determined that a 6.2% salary increase was appropriate and approved the increase and recommended to the full board that it likewise approve a 6.2% salary increase for 2010 for each of the company’s NEOs, including that of our CEO. The board approved the committee’s recommendation. No detailed performance review was conducted as to the specific performance of the individual NEOs. The resulting 2010 salaries for our NEOs were:

•	Mr. Pinkston – $637,000

•	Mr. Schell – $318,600

•	Mr. Merrill – $308,000

•	Mr. Cromling – $308,000

•	Mr. Guidry – $308,000

2010 long-term incentive awards.  The committee members reviewed the equity awards made to our NEOs’ for 2008, 2007 and 2006. No awards were granted during 2009. To assist the committee, Villareal compiled survey and proxy data on the average ratio of the value of long-term incentives to salary amounts for executives. That data reflected the following:

Responsibility Level	Average Grant Multiple Median(1)
CEO	2.83
NEOs (excluding CEO)	1.58
Other Executives	0.78
Department Heads	0.38
Managers	0.25

Note to table:

(1)	Includes the average long-term incentives to salary multiple median of the following sources:

•	ECS Industry Report on Top Management Compensation, Watson Wyatt Data Services;

•	Energy Industry Report on Compensation Practices, Villareal & Associates;

•	Mercer – Survey of Energy Companies in the U.S.; and

•	Proxy analysis of the following 27 peer companies:

•	Atlas Pipeline Partners

•	Cimarex Energy Company

•	Newfield Exploration

•	Petrohawk Energy Corp.

•	PetroQuest Energy

•	Questar Corporation

•	St. Mary Land & Exploration

•	Williams Companies

•	Arena Resources

•	Ram Energy Resources

•	Southwestern Energy Co.

•	Penn Virginia Resource

•	Sandridge Energy

•	Continental Resources, Inc.

•	Cabot Oil & Gas Co.

•	Bill Barrett Corporation

•	Petroleum Development Co.

•	Exco Resources

•	Markwest Energy Partners

•	Copano Energy

•	Crosstex Energy

•	Hiland Partners

•	Regency Energy Partners

•	Eagle Rock Energy Partners

•	Helmerich & Payne

•	Pioneer Drilling

•	Patterson – UTI Energy, Inc.

These companies differ from our peer group, and were chosen by our compensation consultant to provide a broader cross-section of companies than are in the peer group. The companies listed under “Salaries for 2010,” as modified due to merger activity (see “2010 annual cash bonus awards paid in 2011”), continue to be the companies our compensation committee will use as our peer group.

In view of the information examined, Mr. Pinkston recommended the balance between salary and long-term incentives for the other NEOs be consistent with the multiples reflected in that survey data. Mr. Pinkston made no recommendation with respect to his own salary-to-long-term-incentives ratio. In executive session, the committee decided to approve Mr. Pinkston’s recommendation as well as applying the survey data multiple to Mr. Pinkston’s long-term incentive award. Accordingly, the committee granted the following long-term incentive awards in the form of restricted stock awards to our NEOs:

Name	2010 Long-term Incentive Awards (# shares)
Mr. Pinkston	37,018
Mr. Schell	10,334
Mr. Merrill	9,985
Mr. Cromling	9,985
Mr. Guidry	9,985

The awards vest in four equal installments paid over a three-year period that began April 1, 2010.

2010 annual cash bonus awards paid in 2011.  The committee reviewed peer data provided by Villareal comparing the relative scope of the company’s overall incentive compensation programs to those of its peer companies. The group of peer companies used were the same used in 2010 salary decisions, except that Stone Energy Company, St. Mary Land & Exploration, and Precision Drilling Trust were removed from the peer group due to merger and acquisition activity. Continental Resources and Sandridge Energy, Inc. were added to the peer group. As modified, the peer group consists of the following energy companies with a mid-size market capitalization of between $0.3 and $1.8 billion:

•	Cabot Oil & Gas Corporation

•	Cimarex Energy Company

•	Continental Resources, Inc.

•	Denbury Resources, Inc.

•	Forrest Oil Corporation

•	Helmerich & Payne, Inc.

•	Newfield Exploration Company

•	Parker Drilling Company

•	Patterson – UTI Energy, Inc.

•	Petrohawk Energy Corporation

•	Pioneer Drilling Company

•	SandRidge Energy, Inc.

•	SM Energy Company

•	Whiting Petroleum.

The Villareal materials demonstrated that the dollar value of our incentives program was low relative to our cash flow when compared to our peer group. For short-term incentives, the average bonus payout to NEOs for our peers was 0.29% of corporate cash flow for the period from 2007 – 2009, but our average bonus payout for this same period was 0.17%. For long-term incentives during this same period, the average award for NEOs in the peer group was 1.10% of cash flow, and ours was 0.56%.

In addition to the survey information, the committee considered the company’s positive corporate financial performance during 2010, as set forth in “Highlights of 2010 Financial Performance,” page 20. As well as the company’s positive operational results, for the year, including:

Drilling segment

•	sold 11 650-1000 hp mechanical rigs that had limited current market ability in order to refurbish other rigs;

•	increased operating rigs for horizontal drilling from 38 on January 1, 2010 to 72 on December 31, 2010;

•	built a new 1500 hp rig that began operating in 1st quarter 2010;

•	acquired one 1200 hp electric rig;

•	added 23 top drives to the fleet enhancing marketability of the fleet;

•	increased cash flow margin per rig per day from $4,200/day in January to $7,400/day in December; and

•	daily revenue increased from $657,000/day in January to $1,221,000/day in December.

Exploration and production segment

•	replaced 176% of annual production replacement with new reserves;

•	finished the year with 622 BCFE of oil and gas reserves;

•	annual production was 59 BCFE;

•	completed 167 gross wells with a 90% success rate; and

•	oil and gas reserves grew 8% during 2010, with a 50% increase in oil reserves and a 10% increase in NGL reserves.

Mid-stream segment

•	began construction of a 16-mile, 16-inch pipeline in Preston County, West Virginia;

•	increased 2010 processing volumes per day and liquids sold volume per day by 8% and 11%, respectively;

•	completed construction of a processing plant in Hemphill County, Texas with capacity to process 50 MMCF/day; and

•	obtained contract to enable our processing plants in Texas Panhandle to be operating at 70 – 80% of capacity by mid-year 2011.

Based on his evaluation of this information, our CEO proposed a cash bonus payout totaling $657,000 for the other NEOs. The compensation committee has previously established a 75%-of-salary goal for the CEO’s cash bonus, and a 50%-of-salary goal for the other NEOs’ bonuses. As set forth in the table below, the $657,000 total payout recommended by our CEO for our other NEOs put them at 44.8% of salary, or at 89% of the targeted 50%-of-salary goal:

CEO Bonus Recommendations For Other Neos
Employee	Salary 2010 ($)	Target Bonus ($)	Annual Bonus Total Award ($)	Annual Bonus as % of Target	Annual Bonus as % of Salary
Mark Schell	318,600	159,300	143,000	89.8%	44.88%
John Cromling	308,000	154,000	138,000	89.6%	44.81%
David Merrill	308,000	154,000	138,000	89.6%	44.81%
Brad Guidry	308,000	154,000	138,000	89.6%	44.81%

This recommendation maintained parity between our non-executive employees and our executives, as the bonuses recommended by our CEO for our non-executive employees was also at 89% of the particular percentage of salary that was targeted for those employees. In executive session, the committee discussed the cash bonus proposed by the CEO for the other NEOs, and determined that it was reasonable in view of the information they had considered. The committee members discussed the appropriate short-term incentive compensation package appropriate for the CEO, and ultimately decided that, as for the other NEOs, a cash bonus at 89% of the target of 75%-of-salary for the CEO would be appropriate. The committee also decided that awarding a cash bonus to Mr. Pinkston that was at 89% of the target would be justified based on the same positive corporate and business unit performance that made it the appropriate level of compensation for the non-executive employees and the other NEOs. The following table reflects the targeted bonus compared to that approved by the committee:

Bonus Recommendation For CEO
Employee	Salary 2010 ($)	Target Bonus ($)	Annual Bonus Total Award ($)	Annual Bonus as % of Target	Annual Bonus as % of Salary
Larry Pinkston	637,000	$477,750	425,000	89.0%	66.72%

Accordingly, the committee approved the following as the NEOs’ 2010 cash bonus awards:

Name	2010 Cash Bonus ($)
Mr. Pinkston	425,000
Mr. Schell	143,000
Mr. Merrill	138,000
Mr. Cromling	138,000
Mr. Guidry	138,000

The cash bonus awards were paid in one lump sum in February 2011.

2011 compensation decisions.  The following is provided as supplemental information beneficial to stockholders. It provides additional context to our fiscal year 2010 compensation decisions. This information will be analyzed in detail in our proxy statement for our 2012 annual meeting, since the decisions detailed in this section involve compensation decisions for 2011 and are not considered to have been earned in 2010. These amounts will not appear in the summary compensation or other tables set forth in this proxy statement.

At the December 7, 2010 meeting of the compensation committee, 2011 salaries were approved for our NEOs, as follows:

Name	2011 Base Salary ($)
Mr. Pinkston	684,000
Mr. Schell	342,600
Mr. Merrill	331,000
Mr. Cromling	331,000
Mr. Guidry	331,000

Salary increases were effective on January 1, 2011.

At the February 15, 2011 meeting of the compensation committee, the following restricted stock awards were approved for our NEOs for 2011:

Name	2011 Long-term Incentive Awards (# shares)
Mr. Pinkston	25,661
Mr. Schell	8,950
Mr. Merrill	8,665
Mr. Cromling	8,665
Mr. Guidry	8,665

Seventy percent of the shares awarded will vest in equal one-third annual increments beginning March 9, 2012. The other 30% of the shares awarded will cliff vest on March 9, 2014, but only if applicable performance criteria are met.

Adoption of performance metrics for 2011 incentive compensation.  Also at its February 15, 2011 meeting, the compensation committee voted to adopt performance-based metrics to be used to determine a portion of our NEOs’ 2011 short- and long-term incentive awards. The metrics applicable to our short-term incentive (cash bonus) compensation were adopted under the Unit Corporation Annual Performance Bonus Plan adopted in 2008. We have not previously granted awards under this plan. The metrics for 2011 long-term incentive awards were adopted under the Unit Corporation Stock and Incentive Compensation Plan effective May 3, 2006.

Metrics for short-term incentives.  Under the new metrics, 50% of any short-term incentive compensation will be performance-based, and 50% will be awarded at the committee’s discretion. The committee recognizes the value of a formula-based, objective performance measure to be used in conjunction with bonus decisions, but it feels strongly that a discretionary component needs to remain in order to provide it with the tools it needs to control for any unforeseen circumstances that might render a strict application of the formula unfair or unwise. Accordingly, the committee chose a 50:50 discretionary-to-nondiscretionary allocation.

Performance-based short-term incentives will take the form of two separate awards, a “financial performance award,” and a “scorecard award,” each of which will be a separate award and paid independently of the other. The financial performance award will be computed in the same manner for all segments of the company, but will be weighted more heavily for the corporate NEOs (our CEO, General Counsel, and CFO) (60% of total performance-based bonus amount), and less heavily for the NEOs who head our operating segments (20% of total performance-based bonus amount).

The total non-discretionary incentive available to the NEOs as performance-based short-term incentives for the year will be a multiplier of their salary that is based on the level of performance achieved, as follows:

Incentive range for non-discretionary total of short-term incentives (Financial Performance Award + Scorecard Award) (% of salary)
Name	Threshold	Target	Outstanding
Mr. Pinkston	18.75%	37.5%	75.0%
Mr. Schell	12.5%	25.0%	50.0%
Mr. Merrill	12.5%	25.0%	50.0%
Mr. Cromling	12.5%	25.0%	50.0%
Mr. Guidry	12.5%	25.0%	50.0%

The percentage of salary multipliers chosen for the CEO and other NEOs reflect the standard multiplier range for executives in similar positions as reflected in market-based survey data.

Financial performance award.   For purposes of the financial performance award, NEO performance will be measured in terms of the ratio of the company’s consolidated annual cash flow to its average total annual assets, as compared to that ratio for our peer group. Peer group performance will be determined based on analyst’s published projected 2011 financial performance levels. Performance at the 25th percentile of the peer group will constitute “threshold” performance, 50th percentile performance will constitute “target” performance, and 75th percentile performance will constitute “outstanding” performance. Depending on the performance level achieved, the incentive opportunity for the NEOs is as follows for the financial performance award:

Name	Threshold	Target	Outstanding
Mr. Pinkston	11.25%	22.5%	45.0%
Mr. Schell	7.5%	15.0%	30.0%
Mr. Merrill	7.5%	15.0%	30.0%
Mr. Cromling	2.5%	5.0%	10.0%
Mr. Guidry	2.5%	5.0%	10.0%

The incentive range reflected for Messrs. Pinkston, Schell, and Merrill is 60% of the total range available for the non-discretionary total short-term incentive, reflecting the 60% weighting of this factor for corporate NEOs. For Messrs. Cromling and Guidry, it is 20% of the total available incentive, reflecting the weighting for the business segments. If the threshold level of performance is not achieved, there will be no payout on the financial performance award.

Scorecard Award.  The scorecard component of the short-term incentive award will be based on the performance of the individual business units, and the metrics will differ for each segment.

Corporate scorecard.  The scorecard for Messrs. Pinkston, Schell, and Merrill will be a composite of the scorecards of the three business segments, weighted 60% for the petroleum segment, 30% for the drilling segment, and 10% for the mid-stream segment.

Depending on the performance level achieved, the incentive opportunity for the corporate NEOs is as follows, expressed as a percentage of their salary:

Name	Threshold	Target	Outstanding
Mr. Pinkston	7.5%	15.0%	30.0%
Mr. Schell	5.0%	10.0%	20.0%
Mr. Merrill	5.0%	10.0%	20.0%

The incentive range for these awards is 40% of the total incentive opportunity range for the corporate, reflecting the weighting of the corporate scorecard award relative to the financial performance award.

Drilling segment scorecard.  The drilling segment’s scorecard award will be determined based on the segments performance on four factors:

•	accident rates;

•	total rig costs;

•	number of rigs operating; and

•	rig downtime.

For the head of our drilling segment, the incentive range for the scorecard award as a whole is 80% of the total incentive opportunity range for this performance-based incentive award.

Exploration and production segment scorecard.  This segments scorecard performance will be determined based on the segment’s performance on four factors:

•	net reserve increase;

•	capital cost;

•	production growth; and

•	operating costs.

The incentive range for the scorecard award as a whole is 80% of the total incentive opportunity range for this performance-based incentive award.

Mid-stream segment scorecard.  This segment’s scorecard performance will be determined based on the segment’s performance on these three factors:

•	growth in invested capital;

•	return on invested capital; and

•	operating cost.

The incentive range for the scorecard award as a whole is 80% of the incentive opportunity range for this performance-based incentive award for the segment head.

Metrics for long-term incentives.  Thirty percent of the NEOs’ 2011 long-term incentive award will be performance-based, and 70% will be time vested. The committee believes both long-term time-vested awards as well as performance-based awards serve to encourage successful long-term performance and promote stockholder value over time. The 30%:70% ratio was selected as a reasonable starting point for implementing the performance-based metrics. The awards will be made in restricted stock.

All performance-based restricted stock issued to the NEOs for 2011 long-term incentive compensation will cliff vest after three years in an amount that will be determined based on application of the following formula, which measure total stockholder return as compared to peer companies:

Total Stockholder Return (“TSR”) =

Ending stock price – Beginning stock price + Dividends

beginning stock price

For purposes of the formula, the ending and beginning common stock price used will be calculated using the average of the closing price of our common stock on the NYSE for the fifteen day period ending on the start and end of the designated performance period (the cliff vesting date for this part of the award). The peer companies are the fourteen companies listed as peer companies earlier under our discussion “2010 annual cash bonus awards paid in 2011.” Peer companies’ stock prices will be determined in the same manner, using the 15-day trading averages for the same time period.

The number of performance-based shares that ultimately vest for the NEOs will be determined by the TSR of the company relative to the TSR of the peer companies at the end of the performance period as follows:

Percentile (Unit TSR vs. peer TSR)	Vesting (% that will vest)
90	150%
75	125%
60	100%
50	75%
40	50%

If the company’s TSR is less than the 40th percentile of peer TSR levels at the end of the performance period, the shares will not vest and will be void.

Executive stock ownership policy.  Although we encourage our NEOs to own company stock, we do not require them to do so. During the course of their employment, all NEOs have received compensation in the form of stock or other equity interests, and all executive officers currently own company stock. We have a policy of prohibiting our executive officers (and directors) from engaging in short-term or speculative transactions in our securities, including hedging activities.

No backdating, springloading or repricing of options.  We do not backdate options, grant options retroactively or reprice existing options. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Option and stock awards are granted at fair market value on the date the award is approved. Our general practice is to grant awards only on an annual grant basis, although there are occasions when grants have been made on other dates, such as in connection with a newly-hired employee.

Non-employee director compensation.  The compensation committee recommends the form and amount of compensation for our non-employee directors to the board and the board makes the final determination. In making its decisions, the compensation committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data.

Accounting and tax considerations.  Before 2006, the primary form of equity compensation that we awarded to our NEOs consisted of stock options. We selected this form of award because of the favorable accounting and tax treatment and the expectation of employees in our industry. However, beginning in 2006, the accounting treatment of stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) (now replaced by FASB Accounting Standards Codification Topic 718), making the accounting treatment of stock options less attractive as a form of employee compensation. As a result, since 2006 we have used stock appreciation rights, restricted stock or a mix of the two for our NEOs, although we do continue to use option awards for our non-employee directors.

Section 162(m).  The committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for certain executive officers, unless the compensation is performance-based.

The committee has examined our current executive compensation program and understands that occasionally some of the compensation paid to our NEOs may not be deductible under Section 162(m). However, the committee does not believe that the loss of any deductions will be likely to have a material negative financial impact on the company.

The net impact on the company for 2010 was approximately $507,831, the amount of the taxes on compensation in excess of Section 162(m) limits. The committee also believes that it is important to retain the flexibility to motivate performance through awards or programs that do not meet all of the requirements of Section 162(m). The committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation programs as it feels appropriate and warranted.

Non-qualified deferred compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law changing the tax rules applicable to non-qualified deferred compensation arrangements. A more detailed discussion of our non-qualified deferred compensation program is provided on page 39 under the heading “Non-qualified deferred compensation for 2010.”

No employment agreements.  We currently do not have employment contracts with our NEOs. But we have entered into key employee contracts with three of our NEOs. Additional information regarding those agreements is contained in the discussion under “Potential payments on termination or change-in-control” below.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation paid, distributed, or earned by or for our NEOs for fiscal years 2008 through 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston, President and CEO	2010 2009 2008	637,000 600,000 600,000	425,000 450,000 -	1,698,016 - -	- - -	- - -	- - -	24,699 24,699 24,413	2,784,715 1,074,699 624,413
Mark E. Schell, Sr. V.P., Secretary and General Counsel	2010 2009 2008	318,600 300,000 300,000	143,000 150,000 -	474,021 - -	- - -	- - -	- - -	25,545 25,545 24,454	961,166 475,545 324,454
David T. Merrill, CFO and Treasurer	2010 2009 2008	308,000 290,000 290,000	138,000 145,000 -	458,012 - -	- - -	- - -	- - -	31,302 30,593 29,402	935,314 465,593 319,402
John Cromling, Executive V.P. - Drilling	2010 2009 2008	308,000 290,000 290,000	138,000 145,000 -	458,012 - -	- - -	- - -	- - -	29,744 27,499 25,822	933,756 462,499 315,822
Bradford J. Guidry, Sr. V.P. - Exploration	2010 2009 2008	308,000 290,000 290,000	138,000 145,000 -	458,012 - -	- - -	- - -	- - -	23,199 23,502 23,046	927,211 458,502 313,046

Notes to table:

(1)	Compensation deferred at the election of an executive is included in the year earned. During 2008, 2009, and 2010, the NEOs deferred, on a discretionary basis, the following amounts of salary or bonus into our compensation deferral plans:

Name	Amounts Deferred
	Year	Salary($)	Bonus($)
Larry D. Pinkston	2010	4,247	17,753
	2009	22,000	0
	2008	96,000	20,280
Mark E. Schell	2010	10,715	20,280
	2009	22,000	0
	2008	26,345	20,354
David T. Merrill	2010	4,980	11,600
	2009	68,700	0
	2008	52,200	15,500
John Cromling	2010	10,400	11,600
	2009	22,000	0
	2008	300	20,200
Bradford J. Guidry	2010	10,267	11,733
	2009	22,000	0
	2008	17,400	20,500

(2)	The amounts in column (d) reflect the bonus amount earned in the year without regard to the year(s) those amounts were actually paid, and do not include amounts, if any, earned in prior years but paid in the stated year. The amount for 2010 was both awarded and paid in 2011, but is included as 2010 income because it was deemed to be earned in 2010.

(3)	The amounts included in the “Stock Awards” column are the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. For a discussion of the valuation assumptions used in calculating these values for year 2010, see Notes 2 and 12 to our 2010 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010. The amount shown does not represent amounts paid to the NEOs.

SEC Rule Change Impact Note: Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the changes in the SEC disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards and option awards in 2008 differ from the amounts previously reported in our Summary Compensation Table for that year. As a result, to the extent applicable, each NEO’s total compensation amounts for 2008 also differ from the amounts previously reported in our Summary Compensation Table for that year.

(4)	We do not provide for preferential or above-market earnings on deferred compensation.

(5)	The table below shows the components of this column:

Name	Year	401(k) Match for stated Plan year ($)*	Personal Car Allowance ($)	Club Membership ($)	Total “All Other Compensation” ($)
Larry D. Pinkston	2010	17,199	7,500	0	24,699
	2009	17,199	7,500	0	24,699
	2008	16,146	7,500	767	24,413
Mark E. Schell	2010	17,199	7,500	846	25,545
	2009	17,199	7,500	846	25,545
	2008	16,146	7,500	808	24,454
David T. Merrill	2010	17,199	6,000	8,103	31,302
	2009	16,694	6,000	7,899	30,593
	2008	16,146	6,000	7,256	29,402
John Cromling	2010	17,199	5,498**	7,047	29,744
	2009	17,199	4,184**	6,116	27,499
	2008	16,146	3,556**	6,120	25,822
Bradford J. Guidry	2010	17,199	6,000	0	23,199
	2009	17,199	6,000	303	23,502
	2008	16,146	6,000	900	23,046

*	Our matching contribution is made in shares of our common stock.

**	This amount represents the imputed income attributable to Mr. Cromling’s use of a company vehicle.

GRANT OF PLAN-BASED AWARDS FOR 2010

In 2010, the NEOs received the following restricted stock awards:

GRANTS OF PLAN-BASED AWARDS FOR 2010
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (# shares)	Target (# shares)	Maxi- mum (# shares)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(2)	(j)	(k)	(l)
Larry D. Pinkston, President and CEO	3/9/2010							37,018			1,698,016
Mark E. Schell, Sr. V.P., Secretary and General Counsel	3/9/2010							10,334			474,021
David T. Merrill, CFO and Treasurer	3/9/2010							9,985			458,012
John Cromling, Executive V.P. - Drilling	3/9/2010							9,985			458,012
Bradford J. Guidry, Sr. V.P. Exploration	3/9/2010							9,985			458,012

Notes to table:

(1)	All awards made under the company’s stock and incentive compensation plan.

(2)	Represents restricted stock shares that vest in four installments of 25% each on April 1st of each of the years 2010 through 2013.

For 2010, 45.8% of our NEOs’ total compensation consisted of their salaries and annual cash bonuses, and 54.2% consisted of their restricted stock awards. No plan-based grants were made to the NEOs during 2009, so for 2009 100% of our NEOs’ total compensation consisted of their salaries and annual bonuses. In 2008, no annual bonuses or equity awards were granted so salary alone accounted for 100% of our NEOs’ 2008 compensation.

There are no performance-based conditions that affect the vesting schedule for the awards described above. However, to receive the shares the employee must be in the employ of the company on the vesting date. In the event of a change-in-control of the company, any unvested shares immediately vest in the recipient. The recipient of each award of restricted stock has all of the rights of a holder of shares of the company’s common stock, including the right to vote such shares and to receive any cash dividends paid on those shares. The compensation committee, however, may determine that cash dividends be automatically reinvested in additional shares which become shares of restricted stock and are subject to the same restrictions and other terms of the award. To date, the company has not issued dividends with respect to its common stock.

Amounts realizable from prior compensation did not affect the awards set forth above. There was no repricing involved with respect to any outstanding equity-based award or option. No targets factored into the compensation determinations reflected above. Allocation among the elements of compensation was determined in the compensation committee’s discretion, based on its general experience, prior practices, and data and recommendations provided by its compensation consultant.

OUTSTANDING EQUITY AWARDS AT END OF 2010

The following table shows outstanding equity awards at December 31, 2010 for each of the NEOs:

OUTSTANDING EQUITY AWARDS AT END OF 2010
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston	7,500					19.04	12/17/12
	10,000					22.95	12/17/13
	10,000					37.83	12/14/14
	23,716					51.76	12/12/16
	31,686	(4)	15,843	(4)		44.31	12/19/17
								30,883	1,435,442
Mark E. Schell	7,500					19.04	12/17/12
	7,500					22.95	12/17/13
	8,500					37.83	12/14/14
	6,522					51.76	12/12/16
	11,618		5,809	(4)		44.31	12/19/17
								8,894	413,393
David T. Merrill	5,000					21.50	8/25/13
	3,000					22.95	12/17/13
	5,000					37.83	12/14/14
	5,929					51.76	12/12/16
	10,562	(4)	5,281	(4)		44.31	12/19/17
								8,528	396,381
John Cromling	700					22.95	12/17/13
	3,500					37.83	12/14/14
	7,500					37.69	5/25/15
	4,348					51.76	12/12/16
	6,971	(4)	3,485	(4)		44.31	12/19/17
								8,174	379,928
Bradford J. Guidry	5,000					19.04	12/17/12
	3,500					22.95	12/17/13
	3,500					37.83	12/14/14
	7,500					37.69	5/25/15
	4,150					51.76	12/12/16
	6,654	(4)	3,327	(4)		44.31	12/19/17
								8,143	378,487

Notes to table:

(1)	Each option grant has a ten-year term and vests in 20% annual increments beginning on the first anniversary of the grant date. Exercise prices are determined using the closing market price of our common stock on the date of grant.

(2)	Further information regarding these restricted stock shares is as follows:

Name	Award date	Shares subject to award	Grant date FMV $	Vesting schedule (#)
				1/1/08	1/5/09	1/4/10	1/3/11
Larry D. Pinkston	12/19/07	12,481	553,033	(3,121)	(3,120)	(3,120)	3,120
Mark E. Schell	12/19/07	4,576	202,763	(1,144)	(1,144)	(1,144)	1,144
David T. Merrill	12/19/07	4,160	184,330	(1,040)	(1,040)	(1,040)	1,040
John Cromling	12/19/07	2,746	121,675	(687)	(687)	(686)	686
Bradford J. Guidry	12/19/07	2,621	116,137	(656)	(655)	(655)	655

Name	Award Date	Total Shares subject to awards	Grant Date FMV	Vesting Schedule (#)
				4/1/10	4/1/11	4/1/12	4/1/13
Larry D. Pinkston	3/9/10	37,018	1,698,016	(9,255)	9,255	9,254	9,254
Mark E. Schell	3/9/10	10,334	474,021	(2,584)	2,584	2,583	2,583
David T. Merrill	3/9/10	9,985	458,012	(2,497)	2,496	2,496	2,496
John Cromling	3/9/10	9,985	458,012	(2,497)	2,496	2,496	2,496
Bradford J. Guidry	3/9/10	9,985	458,012	(2,497)	2,496	2,496	2,496

(3)	Market value is determined based on a market value of our common stock of $46.48, the closing price of our common stock on the NYSE on December 31, 2010.

(4)	These shares of stock appreciation rights (stock settled) vest in one-third increments, as shown below, in January of each of the years 2009 through 2011.

Name	Award date	Total SARs	Vesting schedule (#)
			1/5/09	1/4/10	1/3/11
Larry D. Pinkston	12/19/07	47,529	(15,843)	(15,843)	15,843
Mark E. Schell	12/19/07	17,427	(5,809)	(5,809)	5,809
David T. Merrill	12/19/07	15,843	(5,281)	(5,281)	5,281
John Cromling	12/19/07	10,456	(3,486)	(3,485)	3,485
Bradford J. Guidry	12/19/07	9,981	(3,327)	(3,327)	3,327

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2010

The table below shows information regarding options and stock awards exercised and vested, respectively, for the NEOs in 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2010
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Larry D. Pinkston	7,500	215,269	32,889	1,288,096
Mark E. Schell	7,500	211,819	14,393	544,962
David T. Merrill	0	-	13,233	501,871
John Cromling	0	-	11,267	427,654
Bradford J. Guidry	0	-	11,583	438,203

Notes to table:

(1)	Value realized equals fair market value of the stock on date of exercise minus the option price times the number of shares exercised.
(2)	Value realized equals fair market value of the stock on date of vesting times the number of shares acquired.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

We permit the NEOs and certain other employees to elect to receive a portion of their compensation on a deferred basis under our salary deferral plan (an unsecured, non-qualified, deferred compensation plan). We do not provide any matching contributions to this plan. Certain material terms of that plan are discussed below.

Under the plan, each participant may elect to defer up to 100% of his salary and any cash bonuses he or she may have earned.

A participant’s deferrals under the plan (including earnings) are credited with investment gains and losses until the amounts are paid out. Account balances are deemed invested in phantom investments selected by the executive from an array of investment options that mirror the funds in our

401(k) plan (excluding the company’s common stock

fund), subject to restrictions established by the plan administrator.

The following table presents the investment gain or loss (expressed as a percentage of rate of return) for each of the investment options under the plan for 2010.

FUND	PERCENTAGE RETURN
Eaton Vance Large-Cap Value A Fund	10.05%
Neuberger Berman Partners Tr Fund	15.20%
LargeCap S&P 500 Index R5 Fund	14.64%
American Funds Growth Fund of America R3 Fund	11.95%
LargeCap Growth R5 Fund	18.03%
MidCap Value I R5 Fund	23.97%
MidCap S&P 400 Index R5 Fund	26.02%
Janus Advisor Mid Cap Growth S Fund	25.46%
SmallCap Value R5 Fund	21.16%
Neuberger Berman Genesis Tr Fund	21.38%
SmallCap S&P 600 Index R5 Fund	25.53%
Fidelity Advisor Small Cap T Fund	17.56%
Dodge & Cox International Stock Fund	13.69%
Principal LifeTime Strategic Income R5 Fund	10.94%
Principal LifeTime 2010 R5 Fund	13.54%
Principal LifeTime 2020 R5 Fund	14.52%
Principal Investors LifeTime 2030 R5 Fund	15.25%
Principal Investors LifeTime 2040 R5 Fund	15.52%
Principal Investors LifeTime 2050 R5 Fund	15.67%
PIMCO Total Return Admin Fund	8.56%
Dreyfus Bond Market Index Inv. Fund	5.99%

A participant’s plan balance becomes payable 30 days following the participant’s termination of employment. At the participant’s election, the plan balance may be paid as a lump sum, or in monthly or annual installments over a period of no longer than five years. If a participant does not timely designate a payment method, then payment will be made in a lump sum. If a participant elects payment over a period of years, the participant may elect that all remaining payments to his or her beneficiary be made in a lump sum on the participant’s death. Despite the foregoing, a participant may elect to receive a lump sum distribution from the plan in the event of certain severe financial hardships. The amount of any hardship distribution may not exceed the amount necessary to satisfy the hardship.

The following table shows the NEOs’ contributions, earnings and account balances in our non-qualified plan as of December 31, 2010.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010
Name	Executive Contributions in 2010 ($)(1)	Registrant Contributions in 2010 ($)(2)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of 2010 ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Larry D. Pinkston	-	-	166,363	-	973,572
Mark E. Schell	9,000	-	57,056	-	357,608
David T. Merrill	2,175	-	23,763	-	186,745
John Cromling	-	-	-	-	-
Bradford J. Guidry	-	-	2,776	-	21,345

Notes to table:

(1)	The “Executive Contributions” column above (column (b)) shows amounts that were also reported as “salary” or “bonus” in the 2010 Summary Compensation Table. Those amounts, as well as amounts in the “Aggregate Balance” column (column (f)) that represent salary or bonus that were reported in the Summary Compensation Tables for proxy statements in prior years, are quantified below. The table also quantifies the annual rate of return earned by the NEOs during 2010.

Name	Amount included in both Non-qualified Deferred Compensation Table and 2010 Summary Compensation Table ($)	Amount included in Non-qualified Deferred Compensation Table previously reported in prior years’ Summary Compensation Tables ($)	Annual Rate of Return for 2010
Larry D. Pinkston	-	706,831	20.6%
Mark E. Schell	9,000	192,078	19.11%
David T. Merrill	-	153,467	14.587%
John Cromling	-	-	-
Bradford J. Guidry	-	17,400	14.95%

(2)	We do not make contributions to our non-qualified deferral plan.

(3)	The aggregate balances represent 2010 executive contributions and associated earnings, as well as amounts that the NEOs earned but elected to defer, plus earnings or losses from prior years’ participation in this plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

The discussion below provides a summary of the various plans and contracts under which each of the NEOs would be entitled to certain compensation in the event of termination of that executive’s employment.

We have single-trigger provisions in the plans that apply to all salaried full-time employees, including all of our NEOs (see Separation Benefit Plan, Unit Corporation Amended and Restated Stock Option Plan, Unit Corporation Stock and Incentive Compensation Plan, and Unit Corporation Annual Performance Bonus Plan, as described below). Only the key employee contracts that currently apply to three of our NEOs contain double-trigger provisions. It is our belief that any plan that we maintain that contains change-in-control provisions benefits the company by enhancing the quality and stability of our workforce, since those benefits serve as incentives to our employees to remain with the company. We view the applicability of the single trigger provisions to all employees (on the one hand) and the use of the double-trigger provisions in the three key employee contracts (on the other hand) as similar safeguards, both ensuring fairness and proper application of any plan containing a change-in-control provision. Additionally, the single-trigger provision in the broader-based plans are intended to avoid the potential ambiguity or confusion that might result on the part of the participants in those plans should a change in control occur. Given the involvement and position of the three individuals under the key employee contracts, it is believed that they are in a better position to monitor and evaluate the implementation of the second trigger mechanism during the period after a change-in-control.

The amounts that would actually be paid out can only be determined at the time of the executive’s separation from service, and may well be different than the figures set forth below. The company has determined (and, where necessary, taken any action required to carry out that determination) that, as long as the George Kaiser Family Foundation (“GKFF”) does not exceed ownership of more than 25% of the total number of the company’s issued and outstanding shares of common stock, and otherwise complies with the terms and conditions of the Standstill Agreement and the Fourth Amendment to Rights Agreement entered into on March 24, 2009, GKFF’s ownership of more than 15% of our issued and outstanding shares will not constitute a change-in-control or trigger the change in control provisions of any company plan or the key employee contracts. The Standstill Agreement and the Fourth

Amendment to Rights Agreement were attached as exhibits to our Current Report on Form 8-K filed March 25, 2009.

SEPARATION BENEFIT PLAN

On December 20, 1996, effective as of January 1, 1997, our board adopted the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries. This plan is generally applicable to all of our full-time salaried employees and to the salaried employees of our subsidiaries, who have been with their employer for at least one year. Subject to the terms of the plan, any eligible employee whose employment is terminated is entitled to receive a separation benefit in an amount calculated by dividing the eligible employee’s average annual base salary in effect immediately before the employee’s separation by 52 to determine a weekly separation benefit amount. The number of weekly separation benefit payments then payable to an eligible employee is calculated based on the employee’s years of service in accordance with a schedule set forth in the plan. Employees who voluntarily leave their employment are not entitled to receive a separation benefit unless they have completed at least 20 years of service. Any eligible employee who has completed 20 years of service or more is vested in his or her separation benefit, subject to fulfilling the other requirements of the plan. Separation benefit payments are limited to a maximum of 104 weekly payments. The plan also provides that, unless otherwise provided by our board before a change in control of the company, as defined in the plan, all eligible employees shall be vested in their separation benefit as of the date of the change in control based on their years of service. As a condition to receiving the separation benefits, employees must sign a separation agreement waiving certain claims the employee may have against the company or its subsidiaries.

This table identifies the amounts that would be due to each of our NEOs assuming that these amounts were determined as of December 31, 2010.

ESTIMATED BENEFIT AMOUNTS AS OF DECEMBER 31, 2010
Name	Amount Due Under Plan($)*
Larry D. Pinkston	1,274,000
Mark E. Schell	563,677
David T. Merrill	165,846
John Cromling	308,000
Bradford J. Guidry	521,231

*	Assumes for purposes of this disclosure only that the amount shown has either vested under the terms of the plan or that a change-in-control of the company (as defined in the plan) has occurred.

CHANGE-IN-CONTROL ARRANGEMENTS

Unit Corporation Amended and Restated Stock Option Plan.  As provided for in option agreements entered into under the terms of the Unit Corporation Amended and Restated Stock Option Plan, all stock options vest immediately in the event of a change in control of the company. A change in control is deemed to have occurred at the time any person or group, other than the company or an “Exempt Person,” is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities. An Exempt Person is generally defined to be any person (or estate or trust of such person) who, on the date of the plan, owned securities representing more than 20% of the combined voting power of our then outstanding securities, and any spouse, parent or issue of such person.

Unit Corporation Stock and Incentive Compensation Plan.  The restricted shares of stock and the SARs awards granted under the Unit Corporation Stock and Incentive Plan vest immediately in the event of a change in control of the company. Under that plan, a change in control is generally defined as:

(1)	Any individual, entity or group acquiring beneficial ownership of 15% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)	Individuals who constitute the board on the date thereof ceasing to constitute a majority of the board (provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board);

(3)	Approval by our stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or the acquisition of assets of another entity, unless following the business combinations:

•

all or substantially all of the beneficial owners of the company’s then outstanding common stock prior to the business combination own more than 70% of the outstanding common stock of the company resulting from the business combination;

•	no person, entity or group owns 25% or more of the outstanding voting securities of the company resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.

Unit Corporation Annual Performance Bonus Plan.  Under this plan, a change in control occurs when a natural or corporate person acquires 15% or more of either (i) the then outstanding shares of common stock of the company, or (ii) the combined voting power of the then outstanding voting securities of the company. The following circumstances are not considered a change in control for purposes of this plan:

•	any acquisition directly from the company;

•	any acquisition by the company;

•	any acquisition by any employee benefit plan or related trust sponsored/maintained by the company or an affiliate of the company; or
•	any acquisition related to a statutory reorganization, merger, share exchange or sale of all or substantially all of the company’s assets where:

•

all of the beneficial owners of the company’s stock just prior to and just after the transaction continue to own more than 60% of the stock and voting power in substantially the same proportion to their pre-transaction interests; and

•	no person beneficially owns 15% or more of the stock result or voting power of the combined organization except to the extent they did so before the transaction; and

•	at least a majority of the board of the new entity were members of the board of the previous entity.

Any participants in the performance bonus plan at the time of a change in control will receive a minimum award that is the greatest of:

•	the amount of the performance bonus award received by the participant for the performance period ending before the calendar year of the change in control; or

•	the amount that would be payable to the participant assuming the company achieved the target level of the performance objectives for the performance period; or

•

the award amount that would be payable to the participant based on the company’s actual performance and achievement of applicable performance objectives for the performance period through the date of the change in control.

If, between the date of payment of an award under the performance bonus plan and the date of a change in control, an employee is terminated without cause by the employer or by good reason at the employee’s election, the participant is entitled to receive their scheduled performance bonus award, except that if such employee is also a party to a key employee change-in-control contract, then that employee’s award will be the greater or the amount they would receive under the terms of the performance bonus plan or the amount they would receive under the change-in-control contract. Cause is defined as willful and continued failure to perform substantially the employee’s duties (except for illness) after written demand for performance identifying nature of defective performance or willfully engaging in illegal or gross misconduct that materially and demonstrably injures the company.

As of December 31, 2010, no awards had been made under this plan, however a portion of the 2011 bonus payable in 2012 will be calculated under metrics adopted under this plan in February 2011.

Key Employee Contracts.  We have entered into key employee change-in-control contracts with Messrs. Pinkston, Schell, and Merrill. These contracts have an initial three-year term that is automatically extended for one year on each anniversary, unless a notice not to extend is given by us. If a change in control of the company (as defined below) occurs during the term of the contract, then the contract becomes operative for a fixed three-year period. The contracts generally provide that the executive’s terms and conditions of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change in control. If the executive’s employment is terminated by the company (other than for cause, death or disability), the executive terminates for good reason during the three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the change in control, and on certain terminations before a change in control or in connection with or in anticipation of a change in control, the executive is generally entitled to receive from the company in a lump sum the following payment and benefits:

•	earned but unpaid compensation;

•	up to 3 times the executive’s base salary plus annual bonus (based on historic annual bonus); and

•	the company matching contributions that would have been made had the executive continued to participate in the company’s 401(k) plan for up to an additional three years.

In addition, the contract provides for a continuation of various medical, dental, disability and life insurance plans for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the contract. The contract provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

As a condition to receipt of these severance benefits, the executive must remain in the employ of the company and render services commensurate with his position. The executive must also agree to retain in confidence any and all confidential information known to him concerning the company and its business so long as the information is not otherwise publicly disclosed. As of the date of this proxy statement, no amounts have been paid under these contracts.

For purposes of these contracts, a change in control is generally defined as:

(1)	Any individual, entity or group acquiring beneficial ownership of 15% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors.

(2)	Individuals who constitute the board on the date thereof cease to constitute a majority of the board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board.

(3)	Approval by our stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or the acquisition of assets of another entity, unless following the business combination:

•

all or substantially all of the beneficial owners of our outstanding common stock before the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

•	no person, entity or group owns 15% or more of the outstanding voting securities of the corporation resulting from the business combination; and,

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.

PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL TABLE

The following table sets forth quantitative information with respect to potential payments to be made to each of the NEOs or their beneficiaries on termination under various circumstances, assuming termination on December 31, 2010. The potential payments are based on the various plans maintained by us as well as the negotiated contractual terms of certain agreements we have made with some of the NEOs. For a more detailed description of each of these plans and agreements, see the discussion of each plan and agreement above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive. Actual amounts would only be known at the time they would become due under the plan(s) or agreement.

The amounts presented in the table below are in addition to each of the NEO’s deferred compensation noted in the “Non-qualified deferred compensation for 2010” table on page 40.

	TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability	Voluntary Termination or Retirement	Change in Control without Termination	Termination by Company for Cause	Termination by Company without Cause unrelated to Change in Control	Termination by Company or by Executive for Good Reason after Change in Control	Termination by Executive without Good Reason after Change in Control
Larry D. Pinkston
Key Employee Contract Payments:
Salary under contract formula(1)	-	-	-	-	-	$1,911,000	-
Bonus under contract formula(1)	-	-	-	-	-	$1,350,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up(2)	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	$51,597	-
Health Insurance(3)	-	-	-	-	-	$21,455	-
Disability Insurance(3)	-	-	-	-	-	$4,391	-
Outplacement Services	-	-	-	-	-	$30,000	-
Stock Awards(4)	$1,435,442	-	$1,435,442	-	-	$1,435,442	$1,435,442
Option and SARs Awards(5)	$34,379	-	$34,379	-	-	$34,379	$34,379
Separation Benefit Plan Payment	$1,274,000	$1,274,000	-	-	$1,274,000	$1,274,000	$1,274,000

	$2,743,821	$1,274,000	$1,469,821	$-	$1,274,000	$6,112,264	$2,743,821
Mark E. Schell
Key Employee Contract Payments:
Salary under contract formula(1)	-	-	-	-	-	$955,800	-
Bonus under contract formula(1)	-	-	-	-	-	$450,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up(2)	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	$51,597	-
Health Insurance(3)	-	-	-	-	-	$37,527	-

Named Executive Officer	Death or Disability	Voluntary Termination or Retirement	Change in Control without Termination	Termination by Company for Cause	Termination by Company without Cause unrelated to Change in Control	Termination by Company or by Executive for Good Reason after Change in Control	Termination by Executive without Good Reason after Change in Control
Disability Insurance(3)	-	-	-	-	-	$2,231	-
Outplacement Services	-	-	-	-	-	$30,000	-
Stock Awards(4)	$413,393	-	$413,393	-	-	$413,393	$413,393
Option and SARs Awards(5)	$12,606	-	$12,606	-	-	$12,606	$12,606
Separation Benefit Plan Payment	$563,677	$563,677	-	-	$563,677	$563,677	$563,677
	$989,676	$563,677	$425,999	$-	$563,677	$2,516,831	$989,676
David T. Merrill
Key Employee Contract Payments:
Salary under contract formula(1)	-	-	-	-	-	$924,000	-
Bonus under contract formula(1)	-	-	-	-	-	$435,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up(2)	-	-	-	-	-	$486,219	-
36 months 401(k) company match	-	-	-	-	-	$51,597	-
Health Insurance(3)	-	-	-	-	-	$23,676	-
Disability Insurance(3)	-	-	-	-	-	$2,159	-
Outplacement Services	-	-	-	-	-	$30,000	-
Stock Awards(4)	$396,381	-	$396,381	-	-	$396,381	$396,381
Option and SARs Awards(5)	$11,460	-	$11,460	-	-	$11,460	$11,460
Separation Benefit Plan Payment	$165,846	$165,846	-	-	$165,846	$165,846	$165,846
	$573,687	$165,846	$425,999	$-	$165,846	$2,516,831	$573,687
John Cromling
Stock Awards(4)	$379,927	-	$379,927	-	-	$379,927	$379,927
Option and SARs Awards(5)	$7,562	-	$7,562	-	-	$7,562	$7,562
Separation Benefit Plan Payment	$308,000	$308,000	-	-	$308,000	$308,000	$308,000
	$695,489	$308,000	$387,489	$-	$308,000	$695,489	$695,489
Bradford J. Guidry
Stock Awards(4)	$378,486	-	$378,486	-	-	$378,486	$378,486
Option and SARs Awards(5)	$7,220	-	$7,220	-	-	$7,220	$7,220
Separation Benefit Plan Payment	$521,231	$521,231	-	-	$521,231	$521,231	$521,231
	$906,937	$521,231	$385,706	$-	$521,231	$906,937	$906,937

Notes to Table:

(1)	It is assumed for purposes of these calculations that all year-to-date accrued salary, bonus and vacation pay is current as of December 31, 2010. This amount is based on the 2010 salary and excludes the bonus awarded in February 2011 but deemed earned in 2010, since that bonus amount would not be a factor in calculating these amounts under the terms of the governing agreements. If that bonus had been included in these calculations, there would be no changes to the figures set forth above. This calculation represents the product of 3 and the sum of:

(i)	the executive officer’s annual base salary, as defined, and

(ii)	the highest annual bonus (as determined under the agreement).

(2)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings times 3. This estimate is made as of December 31, 2010. For Mr. Schell, payment due under change-in-control provisions did not exceed his base amount times 3.

(3)	The amount for health and disability coverage was determined by assuming that the rate of cost increases for coverage equals the discount rate applicable to reduce the amount to present value as of December 31, 2010.

(4)	The value of restricted stock assumes a fair market value for our common stock of $46.48, the closing price of our common stock on the NYSE on December 31, 2010.

(5)	The value of stock options and SARs assumes a fair market value for our common stock of $46.48, the closing price of our common stock on the NYSE on December 31, 2010. Value is calculated on the basis of the difference between $46.48 and the exercise price multiplied by the number of shares of common stock underlying the options and SARs.

RETIREMENT OR CONSULTING AGREEMENTS

We have entered into an agreement with Mr. John G. Nikkel, our former CEO, providing for him to serve as a consultant to the company when he retired on April 1, 2005. Under that agreement before it was last extended and amended effective April 1, 2010, Mr. Nikkel received, on an annual basis, $70,000 per year. Effective April 1, 2010 the agreement is for a term of one month and automatically renews each month until terminated. We pay Mr. Nikkel $5,834.00 per month for consulting services. If the agreement terminates before the end of a month,

Mr. Nikkel will be paid on a pro-rata basis by dividing the number of days worked during the month of termination by thirty and multiplying that ration times $5,834.00. In addition, we provide him with office space and secretarial services for the time he serves as a consultant. The agreement will terminate on the earlier of the following events: (i) thirty days written notice of termination by either party; (ii) the death or incapacity of Mr. Nikkel; or (iii) the sale or dissolution of the company or sale of substantially all of its assets.

RELATED PERSON TRANSACTIONS

OUR RELATED PERSON TRANSACTION POLICY

Our board has adopted a policy and procedures for the review, approval or ratification of related person transactions (as defined below) which is set forth in our Policy and Procedures with Respect to Related Person Transactions (the “Policy”).

For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) transactions in which the amount involved does not exceed $100,000, (2) transactions available to employees generally, or (3) transactions involving compensation approved by the company’s compensation committee.

For purposes of the Policy, a “related person” means (1) any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company, (2) any person who is known to be the beneficial owner of more than 5% of our voting securities, (3) any immediate family member of any of the above persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater ownership or economic interest.

Our audit committee is responsible for reviewing and approving (or prohibiting) any transaction that is determined by our general counsel to constitute a related person transaction. The audit committee will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to (1) the benefits to the company, (2) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The audit committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the audit committee determines in good faith.

CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS, NOMINEES FOR DIRECTOR AND THEIR ASSOCIATES

Since 1984, one of our subsidiaries, or its predecessor, has formed employee-limited partnerships for investment by our employees and directors. The limited partnerships participate with Unit Petroleum Company, a subsidiary of ours, in its exploration and production operations.

Investment in these programs is offered, where allowed under applicable law, to all of our full time salaried employees who satisfy certain financial and other qualification requirements.

Over the years, certain of our NEOs and directors have invested in these employee programs. The following table shows their investments in the 2010 and 2011 employee programs.

Officer/Director	2011 Employee Program($)	2010 Employee Program($)
King P. Kirchner	40,000	150,000
J. Michael Adcock	104,000	113,000
Larry D. Pinkston	12,000	12,000
Gary R. Christopher	50,000	50,000

REPORT OF THE AUDIT COMMITTEE

The SEC rules require that we include in our proxy statement a report from the board’s audit committee. The following report concerns that committee’s activities regarding oversight of our financial reporting and auditing process.

The audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our annual report on Form 10-K for 2010 with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee under generally-accepted auditing standards, including

Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The committee has discussed with the independent registered public accounting firm the auditors’ independence from management, including the implications of the SEC regulations regarding the provisions of non-audit services by the independent registered public accounting firm and determined that the provisions of the non-audit services were not inconsistent with the independent registered public accounting firm’s status as an independent registered public accounting firm. In addition, the committee received the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526.

The committee also reviewed the report of management contained in our annual report on Form 10-K for the year 2010 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in our annual report on Form 10-K). This report related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

Based on review and discussions with management and the independent registered public accounting firm, the committee recommended to the board that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The committee also discussed the interim financial information contained in each quarterly earnings announcement and Form 10-Q with our chief financial officer and independent registered public accounting firm before public release.

The board and the audit committee believe that the audit committee’s current member composition satisfies the rule of the NYSE that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by applicable NYSE rule. Each member of the committee is financially literate, knowledgeable and qualified to review financial statements. The board has determined that Steven B. Hildebrand and Gary R. Christopher qualify as “audit committee financial experts” under the rules of the SEC. During the year 2010, the committee met eight times.

Members of the Audit Committee:

Steven B. Hildebrand – Chairman

William B. Morgan

Gary R. Christopher

J. Michael Adcock

PRINCIPAL ACCOUNTANT FEES AND SERVICES

By April 19, 2011, the committee expects to have appointed PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP

The following table shows the fees for professional audit services provided by PricewaterhouseCoopers LLP for the integrated audit of the company’s annual financial statements for the years ended December 31, 2009 and 2010, and fees billed for other services during those years.

	2010 ($)	2009 ($)
Audit Fees(1)	624,000	600,000
Audit-Related Fees(2)	102,600	102,600
Tax Fees(3)	21,442	31,925
All Other Fees	—	—
Total	748,042	734,525

Notes to table:

(1)	Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with the issuance of consents and assistance with review of documents filed with the SEC.

(2)	Audit-related fees consisted primarily of services provided in connection with audits of an employee benefit plan and oil and gas partnerships.

(3)	For fiscal 2009 and 2010, respectively, tax fees principally included tax compliance fees of $27,025 and $21,442, and tax advice fees of $4,900 and $0.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before incurring the following, management will submit a list of services and related fees expected to be rendered during that year within each of the following four categories of services to the audit committee for approval:

(1)	Audit services include audit work performed on the financial statements, internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services, except those services specifically related to the audit of the financial statements performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

(4)	Other Fees are those associated with services not captured in the other categories. The company generally doesn’t request such services from the independent registered public accounting firm.

The audit committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances (subject to certain de minimus exceptions), the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may (and has at various times in the past) delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the following directors (none of whom was or had been an officer or employee of the company or any of its subsidiaries) served on the compensation committee: J. Michael Adcock, William B. Morgan, John H. Williams and Steven B. Hildebrand. There are no committee interlocks with other companies within the meaning of the SEC’s rules during 2010.

As more fully discussed in “Related Person Transactions – Certain transactions between the company and its officers, directors, nominees for director and their associates,” certain directors and officers have, from time to time invested in limited partnerships that are formed and administered by one of the company’s subsidiaries.

ITEMS TO BE VOTED ON

ITEM 1: ELECTION OF DIRECTORS

Item 1 is the election of four directors to the board. Our Amended and Restated Certificate of Incorporation provides that the number of directors on our board may not be less than three nor more than ten. Our board currently is composed of nine members and is divided into three classes with three directors each serving for a three-year term. At each annual meeting, the term of one class expires. The term of service for those named directors serving in Class III expires at this meeting. We are nominating four directors instead of three to Class III membership at this meeting. King Kirchner, the founder of the company who has served as, among his many capacities, director of the company for

47 years, is not standing for re-election. Mr. Kirchner will instead continue to offer his services to the board in a non-voting capacity as a director emeritus. Because Mr. Kirchner does not seek to stand for re-election, two of the four directors we are nominating at this meeting, Larry C. Payne and G. Bailey Peyton, will be new to the board. If the four director nominees we propose are elected at this meeting, that will bring the total number of our directors to ten, the maximum permitted by our Amended and Restated Certificate of Incorporation. We believe this is a prudent move at this point in time, not only to offset the vacancy that will be created by Mr. Kirchner’s retirement, but also to offset the likelihood that there will be additional retirements or will be vacancies on the board in the not-too-distant future due to the advanced age of some of our longest-serving remaining directors, with whom much of the board’s cumulative oil and gas industry knowledge base resides. Both Mr. Payne and Mr. Peyton bring with them many years of energy industry experience, and the board feels that they have much to offer in the way of building up the board’s energy industry knowledge.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected.

If any director resigns, dies or is otherwise unable to serve out his or her term, or the board increases the number of directors, the board may fill the vacancy or elect the new director.

Our nominating and governance committee has recommended, and the board has approved, the nominees listed below to stand for election. Nominee J. Michael Adcock has previously been elected by our stockholders. Nominee Steven B. Hildebrand was elected by the board in 2008, and stands for election by our stockholders for the first time. Messrs. Peyton and Payne are both new nominees recommended to the nominating and governance committee. Mr. Peyton was brought to the committee’s attention by our CEO, and Mr. Payne was brought to their attention by our Chairman of the Board. Information concerning each nominee and each continuing director is provided below.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE FOUR NOMINEES.

Nominees For Director
Terms Expiring at 2011 annual meeting (Class III)	J. Michael Adcock Age 62 Director since 1997	Mr. Adcock was elected a director in December 1997. He is an attorney and is currently a Co-trustee of the Don Bodard Trust, which is a private business trust that deals in real estate, oil and natural gas properties and other equity investments. He is Chairman of the Board of Arvest Bank, Shawnee, and a director, finance chair, and compensation committee member of Community Health Partners, Inc. Mr. Adcock is also a past director of Midwest Consolidated Plastics, LLC. Between 1997 and September 1998 he was the Chairman of the Board of Ameribank and President and CEO of American National Bank and Trust Company of Shawnee, Oklahoma, and Chairman of AmeriTrust Corporation, Tulsa, Oklahoma. Prior to holding these positions, he was engaged in the private practice of law and served as General Counsel for Ameribank Corporation.
	Steven B. Hildebrand Age 56 Director since 2008	Mr. Hildebrand was elected as a director in October 2008. Since March 2008, he has been engaged in the business of personal investments. Mr. Hildebrand retired in March 2008 from a 21-year tenure at Dollar Thrifty Automotive Group (NYSE: DTG) a car rental company and its subsidiaries. Mr. Hildebrand was the Chief Financial Officer during his last ten years with Dollar Thrifty Automotive Group and before that served as Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc., a subsidiary of Dollar Thrifty. Mr. Hildebrand worked for Franklin Supply Company from 1980 to 1987, where he held several positions, including Controller and Vice President of Finance. From 1976 to 1980, Mr. Hildebrand was with the public accounting firm Coopers & Lybrand, most recently as Audit Supervisor. Mr. Hildebrand has been designated by the board of directors as an audit committee financial expert. Mr. Hildebrand has served as a director for the Tulsa Area United Way since 2005, and has served on its Finance and Audit Committee since 2006.

	Larry C. Payne Age 63	Since April 2010, Mr. Payne has served as president and chief operating officer of Lansing NGL Services Natural Gas Liquids Division, a division of Lansing Trade Group, LLC, a commodities trading company located in Overland Park, Kansas. Between August 2009 and April, 2010, Mr. Payne provided energy consulting services to private clients interested in the midstream energy business. From 2003 until August 2009, Mr. Payne served as President and chief operating officer of SemStream, L.P., a midstream energy company engaged in natural gas liquids supply and marketing. Before joining SemStream, Mr. Payne served as Vice President of Commodity Management for Williams Midstream Marketing and Risk Management, LLC., and before that he served as Vice President of Natural Gas Liquids Supply, Trading and Risk Management for Texaco NGL. During his earlier years of service, Mr. Payne held numerous other positions in the energy industry, including executive positions with Enterprise Products, Aux Sable Liquid Products and Ferrellgas. Mr. Payne received a B.S. in Business Administration from Grambling State University, and an MBA from Texas Southern University with a concentration in Finance and Economics. Mr. Payne currently serves on the Board of Directors for several non-profit organizations: the Tulsa Day Center for the Homeless, the Reserve at Forrest Hills, and the Wayman Tisdale Foundation. Prior boards have included the Petrochemical Feedstock Association of the Americas, Big Brothers Big Sisters of Oklahoma, and the Board of Trustees for Friendship Church. Mr. Payne is a veteran of the U.S. Army, serving from 1969 – 1972.
	G. Bailey Peyton Age 56	Mr. Peyton is currently President of Peyton Holdings Corp., a business he founded in 1985 for purposes of buying land, minerals and royalties. Mr. Peyton owns Perryton Feeders, LLC, a cattle business in Perryton, Texas, which he has owned since 2009 and for which he serves as managing member. Mr. Peyton also is current owner of Cuatro Cattle Company in Canadian, Texas. From 1984 to 2007, Mr. Peyton served as President of Upland Resources, Inc., an oil and gas exploration company founded by Mr. Peyton. Mr. Peyton currently serves on the Board of Directors of Happy State Bank in Amarillo, Texas, and the Citadelle Art Museum in Canadian, Texas. Mr. Peyton is a past President of the Panhandle Association of Landmen, Amarillo, Texas.
Continuing Directors
Terms expiring 2012 annual meeting (Class I)	John G. Nikkel Age 76 Director since 1983	Mr. Nikkel joined the company as its President, Chief Operating Officer and a director in 1983. He was elected its CEO in July 2001 and Chairman of the Board in August 2003. Mr. Nikkel retired as an employee and as the CEO of the company on April 1, 2005. He currently holds the position of Chairman of the Board. From 1976 until January 1982 when he co-founded Nike Exploration Company, Mr. Nikkel was an officer and director of Cotton Petroleum Corporation, serving as the President of Cotton from 1979 until his departure. Before joining Cotton, Mr. Nikkel was employed by Amoco Production Company for 18 years, last serving as Division Geologist for Amoco’s Denver Division. Mr. Nikkel presently serves as President and a director of Nike Exploration Company, a family owned oil and gas investment company. Mr. Nikkel received a Bachelor of Science degree in Geology and Mathematics from Texas Christian University.
	Robert J. Sullivan Jr. Age 65 Director since 2005	Mr. Sullivan is a Principal with Sullivan and Company LLC, a family-owned independent oil and gas exploration and production company founded in 1958. He is also the Founder (1989) and served as Chairman and CEO of Lumen Energy Corporation prior to its sale in 2004. Mr. Sullivan was appointed to Oklahoma Governor Frank Keating’s Cabinet as Secretary of Energy in March 2002. He received a BBA from the University of Notre Dame, and a MBA from the University of Michigan. Mr. Sullivan is a Board Member of the Oklahoma Independent Petroleum Association, St. John Medical Center, St. Joseph Residence, and former Board Member of University of Notre Dame Alumni Association, Catholic Charities and Gatesway Foundation. He also is Trustee for the Monte Cassino Endowment Trust, a Member of the University of Notre Dame Irish Studies Advisory Council and Past Chairman of the following School Boards: Cascia Hall Preparatory School, Monte Cassino School and School of St. Mary.

	Gary R. Christopher Age 61 Director since 2005	Mr. Christopher is engaged in personal investments and consulting. Between August 1999 and January 2004, he served as President and CEO of PetroCorp Incorporated (a public oil and gas exploration company), and from March 1996 to August 1999 he served as the Acquisition Coordinator of Kaiser-Francis Oil Company. His other past professional experience includes serving as Vice President of Acquisitions for Indian Wells Oil Company, Senior Vice President and Manager of the Energy Lending Division of First National Bank of Tulsa and from 1991 to 1996 Senior Vice President and Manager of Energy Lending for Bank of Oklahoma. Previous to that, Mr. Christopher worked for Amerada Hess Corporation as a Reservoir Engineer and for Texaco, Inc. as a Production Engineer. Mr. Christopher is a member of the Society of Petroleum Engineers, and the Oklahoma Independent Petroleum Association. Mr. Christopher received a B.S. degree in Petroleum Engineering from the University of Missouri at Rolla. Mr. Christopher is a past Director of the Petroleum Club of Tulsa, Middle Bay Oil Company, Three Tech Energy, PetroCorp Incorporated and a present Director of the Summit Bank of Oklahoma.
Terms expiring at 2013 annual meeting (Class II)	William B. Morgan Age 66 Director since 1988	Mr. Morgan was elected a director of the company in 1988. Mr. Morgan retired in June 2007 from his position as Executive Vice President and General Counsel of St. John Health System, Inc., Tulsa, Oklahoma, and President of its principal for-profit subsidiary Utica Services, Inc., which positions he had held since 1995. Prior to joining St. John, he was Partner in the law firm of Doerner, Saunders, Daniel & Anderson, Tulsa, Oklahoma, and served as Adjunct Professor of Law at the University of Tulsa College of Law, where he taught Securities Regulation. During 1968 and 1969, he served as a United States Army Officer in Vietnam and was awarded several medals including the Bronze Star. Mr. Morgan has an undergraduate degree from Muhlenberg College, Allentown, Pennsylvania, and a Juris Doctor from the University of Tulsa College of Law. Mr. Morgan is a member of numerous professional and Bar associations and various federal Bars including the United States Supreme Court. He has been listed in Who’s Who in American Law, Who’s Who in American Education and The Best Lawyers in America. Mr. Morgan is a Fellow of the American College of Healthcare Executives.
	John H. Williams Age 92 Director since 1988	Mr. Williams was elected a director of the company in December 1988. Mr. Williams is engaged in personal investments and has been for more than five years. He was Chairman of the Board and CEO of The Williams Companies, Inc. before retiring in 1978, and he continues to serve as an honorary director. Mr. Williams is, and for more than the last five years has been, a director, audit committee member, and member and chairman of the nominating and governance committee of Apco Oil & Gas International, Inc. (a Nasdaq registered company) as well as an honorary director of Willbros Group, Inc. He formerly served as a director of Petrolera Entre Lomas S.A. In addition, Mr. Williams is a member of the Tulsa Performing Arts Center Trust and is a finance committee member and has served in those capacities since 1977. Mr. Williams was a 1977 inductee into the Oklahoma Hall of Fame, and a 2006 inductee into the University of Tulsa, Collins College of Business Hall of Fame.
	Larry D. Pinkston Age 56 Director since 2004	Mr. Pinkston joined the company in December 1981. He had served as Corporate Budget Director and Assistant Controller before being appointed Controller in February 1985. In December 1986, he was elected Treasurer and was elected to the position of Vice President and Chief Financial Officer in May 1989. In August 2003, he was elected to the position of President. He was elected a director by the board in January 2004. In February 2004, in addition to his position as President, he was elected to the office of Chief Operating Officer. Effective April 1, 2005, Mr. Pinkston was elected to the additional position of CEO. He holds a Bachelor of Science Degree in Accounting from East Central University of Oklahoma.

The following table identifies our executive officers who are not directors as well as certain executive officers of our subsidiaries.

Name and Age as of the 2011 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships
Mark E. Schell - Age 54	Senior Vice President, General Counsel and Secretary
David T. Merrill - Age 50	Chief Financial Officer and Treasurer
John Cromling - Age 63	Executive Vice President of Unit Drilling Company
Bradford J. Guidry - Age 55	Executive Vice President of Unit Petroleum Company
Robert H. Parks Jr. - Age 56	Manager of Superior Pipeline Company, L.L.C.
Richard E. Heck - Age 50	Vice President, Safety, Health and Environment

ITEM 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The choices we make with respect to our NEOs compensation seek to balance our compensation views with our desire to attract and retain talented and motivated professionals in our industry, and we believe the compensation package we have described in this proxy statement achieves that balance.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board or the compensation committee of the board. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this proposal. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMEnt.

ITEM 3: ADVISORY VOTE ON THE FREQUENCY OF A SAY-ON-PAY ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every second year or every third year. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our directors have determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year. The board believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

This vote is advisory and not binding on the company or our board in any way. The board and the compensation committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). Stockholders will not be voting to approve or disapprove the board’s recommendation on this Item 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

ITEM 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee expects to appoint at its April 2011 meeting PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2011 fiscal year. We are asking you to ratify and approve that action. A representative of PricewaterhouseCoopers LLP, will attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions.

Although the law does not require this ratification, the audit committee believes that you should be given the opportunity to express your views on this matter. However, even if you ratify the selection, the audit committee may still appoint a new independent registered public accounting firm at any time if it believes that change would be in the best interest of the company and its stockholders. Failure to ratify this selection is not binding on the audit committee. However, if our stockholders do not ratify this selection, the audit committee will reconsider the appointment.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL, WHICH VOTE WILL ACT TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms furnished to us, we believe that during 2010 all Section 16(a) filing requirements applicable to our reporting persons were complied with and all reports were timely filed.

MATTERS WHICH MAY COME BEFORE THE MEETING

The board does not intend to bring any other matters before the meeting, nor do we know of any matters that other persons intend to bring before the meeting. However, should other matters not mentioned in this proxy statement properly come before the meeting, the persons named in the accompanying proxy card will vote on them in accordance with their best judgment.

2012 STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholder proposals.  For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 22, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the company’s proxy statement is instead a reasonable time before the company begins to print and mail its proxy materials. These proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Unit Corporation

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

Fax: (918) 493-7711

For a stockholder proposal that is not intended to be included in the company’s proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with the bylaws, which, in general, require that the notice be received by our corporate secretary:

•	not earlier than the close of business on January 5, 2012; and

•	not later than the close of business on February 4, 2012.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary date of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.

Nomination of director candidates.  You may propose director candidates for consideration by the board’s nominating and governance committee. Any recommendation should include the nominee’s name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of our shares of common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company’s books, and of the beneficial owner, if any, on whose behalf the nomination or proposal is made, (ii) the class and number of shares of our common stock which are owned beneficially and of record by the stockholder (and such beneficial owner), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of shares of our common stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form a proxy to holders of at least the percentage of our common stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the time period described above under “Stockholder Proposals.”

CONTACTING US

The following options are available if you would like to contact us.

•	if you would like to receive information about the company:

Our home page on the Internet, located at http://www.unitcorp.com, gives you access to certain information regarding the company.

This site contains our press releases, financial information and stock quotes, as well as our SEC filings. An online version of this proxy statement is also located on the site.

•	if you would like to contact us direct, please call our Investor Relation Department at (918) 493-7700, or send your correspondence to the following address:

Unit Corporation

Investor Relations

7130 South Lewis Avenue, Suite 1000

Tulsa, Oklahoma 74136

AVAILABILITY OF OUR FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT

Copies of our Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, may be obtained without charge by writing to: Mark E. Schell, Secretary, Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136. You also may view a copy of the Form 10-K electronically by accessing our website at www.unitcorp.com/corpgov.html.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2011

You may access our 2010 annual report and this proxy statement and our form of proxy for our May 4, 2011 annual meeting of stockholders at our website at www.unitcorp.com/corpgov.html, which does not have “cookies” that identify visitors to the site.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

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UNIT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNIT CORPORATION

The undersigned hereby appoints Larry D. Pinkston and Mark E. Schell proxies for the undersigned, each of them with full power of substitution, to vote all shares of the company which the undersigned may be entitled to vote at the 2011 Annual Meeting of Stockholders, or at any adjournments of the meeting, on the matters set out on this proxy card and on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side.)

¢		14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 4, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card, and annual report are available at http://www.unitcorp.com/corpreports.html

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

”  Please detach along perforated line and mail in the envelope provided.  ”

¢	20330403000000000000 5	050411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2, “FOR” 1 YR ON PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To approve, on a non-binding advisory basis, the compensation of the company’s named executive officers.		☐	☐	☐
					1 YR	2 YR	3 YR	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT	NOMINEES: O J. Michael Adcock O Steven B. Hildebrand O Larry C. Payne O G. Bailey Peyton		3.	The selection, on a non-binding advisory basis, of the frequency of the stockholders’ vote on the compensation of the company’s named executive officers.	☐	☐	☐	☐
(See instructions below)						FOR	AGAINST	ABSTAIN
			4.	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent public accounting firm for the year 2011.		☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 4, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card, and annual report are available at http://www.unitcorp.com/corpreports.html

”  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ”

¢	20330403000000000000 5	050411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2, “FOR” 1 YR ON PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To approve, on a non-binding advisory basis, the compensation of the company’s named executive officers.		☐	☐	☐
					1 YR	2 YR	3 YR	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT	NOMINEES: O J. Michael Adcock O Steven B. Hildebrand O Larry C. Payne O G. Bailey Peyton		3.	The selection, on a non-binding advisory basis, of the frequency of the stockholders’ vote on the compensation of the company’s named executive officers.	☐	☐	☐	☐
(See instructions below)						FOR	AGAINST	ABSTAIN
			4.	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent public accounting firm for the year 2011.		☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢